UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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West Marine, Inc.

(Name of Registrant as Specified in Its Charter)

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Dear Fellow Stockholders:
     You are cordially invited to attend the 2010 Annual Meeting of Stockholders of West Marine, Inc. to be held at our company support center, 500 Westridge Drive, Watsonville, California, on Thursday, May 20, 2010 at 10:30 a.m., Pacific time (“Annual Meeting”).
     We are pleased to be using the Securities and Exchange Commission’s “E-Proxy Rules” known as the “Notice and Access Option.” We believe the E-Proxy process will expedite your receipt of our 2010 Proxy Statement and our 2009 Annual Report on Form 10-K (collectively, “Proxy Materials”), lower our printing and delivery costs, and help reduce our impact on the environment. Under the new procedures, instead of mailing a printed copy of our Proxy Materials to each of our stockholders, we are now furnishing these Proxy Materials on the Internet. Accordingly, you will receive only a one-page, double-sided notice (the “Notice”), being mailed to stockholders on April 8, 2010, regarding the Internet availability of our Proxy Materials. The Notice and Proxy Materials explain the matters indicated below to be voted on at our 2010 Annual Meeting and provide you with instructions for accessing the Proxy Materials, and for voting in person, via the Internet or by phone. This Notice also provides information on how you may obtain paper copies of our Proxy Materials free of charge, if you so choose. Please read the Notice so you will be informed about the business to come before the meeting. Your vote is important to us.
On behalf of the Board of Directors, I urge you take advantage of our Internet or telephone voting system as soon as possible, even if you plan to attend the Annual Meeting. Following are the proposals to be voted upon at the Annual Meeting:
(1)	To elect six directors;

(2)	To ratify the selection of Grant Thornton LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 1, 2011; and

(3)	To transact such other business as may properly come before the Annual Meeting.
Our Board of Directors recommends that you vote “FOR” each of the proposals.
Sincerely,
/s/ Randolph K. Repass
Randolph K. Repass
Chairman of the Board
Watsonville, California
April 8, 2010

PROXY STATEMENT
ELECTION OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K
STOCKHOLDER PROPOSALS
COST OF SOLICITATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

500 Westridge Drive
Watsonville, California 95076-4100
(831) 728-2700

PROXY STATEMENT
2010 Annual Meeting of Stockholders

Notice of Electronic Availability of Proxy Statement and Annual Report on Form 10-K.
     As permitted by rules adopted by the Securities and Exchange Commission, we are making this Proxy Statement and our Annual Report on Form 10-K for the year ended January 2, 2010 (collectively, “Proxy Materials”) available to our stockholders electronically via the Internet. On April 8, 2010, we mailed to our stockholders a Notice of Annual Meeting of Stockholders and Important Notice Regarding the Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access these Proxy Materials and vote over the Internet or by phone. Stockholders as of the record date for this year’s annual meeting should receive a Notice by mail and will not receive a printed copy of the Proxy Materials in the mail. If you would like to receive a printed copy of our Proxy Materials, instructions for ordering paper delivery of these Proxy Materials at no charge can be submitted via telephone, Internet or email in accordance with the instructions contained in the Notice.
Solicitation and Revocability of Proxies
     Our Board of Directors (“Board” or each member individually, a “Director”) is furnishing this Proxy Statement to solicit proxies to be used at our Annual Meeting of Stockholders to be held on May 20, 2010 (“Annual Meeting”), at the time and place and for the purposes set forth in the Notice, and at any adjournment of the meeting. The Proxy Materials were first available for our stockholders to access online at www.envisionreports.com/wmar on April 8, 2010.
     Each valid proxy received in time will be voted at the Annual Meeting in accordance with the choice specified, if any. Valid proxies include all properly executed written proxy cards and all properly completed proxies voted by telephone or over the Internet pursuant to this solicitation that were not later timely revoked. All proxies received that are executed but not voted will be voted as recommended by the Board.
     Any proxy duly given pursuant to this solicitation may be revoked by you in accordance with the following procedures, at any time prior to the voting of the proxy at the Annual Meeting or any adjournment thereof. A proxy may be revoked (i) by written notice delivered to the Secretary of West Marine stating that the proxy is revoked, (ii) by a later dated proxy signed by the same person who signed the earlier proxy and delivered to the Secretary of West Marine, (iii) by using the telephone or Internet voting procedures before 11:00 p.m., Pacific Time, on May 19, 2010, or (iv) if you are the record holder of your shares, by attendance at the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.
Purposes of the Annual Meeting

     Our Annual Meeting will consider important matters outlined in the Notice. We are providing the Proxy Materials to you in connection with the solicitation of proxies by our Board. Our Board asks that you authorize your proxies to vote as the Board recommends.
Voting by Proxy
     You may vote your shares in one of the following ways: (1) if you are the record holder of your shares, in person at the Annual Meeting; (2) if you requested and received your Proxy Materials by mail, you may vote by completing, signing and returning your proxy card to us in the postage-paid envelope provided with the Proxy Materials; (3) by voting electronically using a touch-tone telephone 800-652-8683; or (4) by using the Internet to vote your shares at www.envisionreports.com/wmar. If you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to use the Internet or telephone to vote, you must do so by 11:00 p.m., Pacific time, on May 19, 2010, the day before our Annual Meeting takes place.
     Delaware law permits electronically transmitted proxies, provided that each such proxy contains, or is submitted with, information from which the inspector of election can determine that such proxy was authorized by the stockholder. The voting procedures available to registered stockholders for the Annual Meeting are designed to authenticate each stockholder by use of a control number, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.
     If you choose to vote by mail, you may vote by completing and signing the proxy card that you requested and promptly mailing it. The shares you own will be voted according to the instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board. If you choose to vote by mail, your vote must be received by 10:00 a.m., Pacific time, on May 20, 2010.
     If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.
Voting Securities
     Only stockholders of record on our books as of the close of business on March 22, 2010, which has been fixed as the record date in accordance with our bylaws, will be entitled to vote at the Annual Meeting.
     As of the close of business on March 22, 2010, there were outstanding 22,350,829 shares of our common stock, each share of which is entitled to one vote. The presence at the Annual Meeting in person or by proxy of holders of a majority of the issued and outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting or any adjournment thereof, unless notice of the adjournment provides otherwise in accordance with our bylaws. Of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote, the affirmative vote of the majority is required for the election of Directors and to ratify the selection of our independent registered public accounting firm for the fiscal year ending January 1, 2011 (“fiscal year 2010”).
     Votes cast in person or by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the meeting, and the election inspector will determine whether or not a quorum is present. For purposes of determining the presence of a quorum, the election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote.
     If you are a beneficial owner and hold your shares in “street name” through a broker and do not return the voting instruction card, or otherwise do not instruct the broker with respect to a particular proposal, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, including the election of directors. Accordingly, a broker non-vote occurs if the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal.
     With respect to the election of Directors, you may vote “For” or “Withhold” your vote with respect to each nominee. If you “Withhold” your vote, it will be counted as a vote against the nominee. For all other proposals, you may indicate “For,” “Against” or “Abstain.” An abstention will have the effect of a vote against the applicable proposal. Similarly, if a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter, such broker non-vote will have the same effect as a vote against the applicable proposal or, in the case of the election of Directors, as a vote against each nominee for Director.
     Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.
ELECTION OF DIRECTORS
(Proposal No. 1)
     Six Directors are to be elected at the Annual Meeting to hold office until the 2011 Annual Meeting of Stockholders or until their respective successors shall have been elected and qualified. The persons named below are nominees for election, and each of the nominees is currently a Director. The persons named as proxies intend (unless authority is withheld) to vote for the election of all the nominees as Directors.
     The Board of Directors has no reason to believe that any nominee for Director would be unable or unwilling to serve as a Director. If at the time of the Annual Meeting, or any adjournment thereof, any nominee is unable or unwilling to serve as a Director of West Marine, the persons named in the proxy intend to vote for such substitute nominee as may be nominated by the Governance and Compensation Committee and approved by the Board of Directors or as otherwise directed by the Board of Directors, unless directed by the proxy to do otherwise.
     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.
     Under our bylaws, the Board has the authority to determine the size of the Board and to fill vacancies. Currently, our Board is comprised of eight Directors, one of whom is our Chief Executive Officer. However, two independent directors, Dr. Sweeney and Mr. Westerfield, each have declined to stand for re-election at our Annual Meeting. Consequently, on March 30, 2010, the Board voted to reduce its size to six Directors, to be effective as of the date of the Annual Meeting. As a result, there will be no vacancies on the Board.
     The company requires its Directors to possess the experience and skills necessary to oversee the management of the company in the interest of the company and its stockholders. Our Board will consider for nomination candidates who: have embodied integrity and ethical conduct in their personal and professional lives; have demonstrated the exercise of good business judgment; are able and willing to devote the necessary amount of time to our affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; and are committed to overseeing and fostering sound, long-term growth. When considering a current Director for re-nomination as a director, the Board will consider, among other factors, the attendance, preparedness, participation and candor of the individual, as well as the individual’s recent service as a Director in light of the above-mentioned criteria. Each of the nominees discussed below is an incumbent Director recommended for re-election by our Governance and Compensation Committee, and our Board believes that these current Directors meet the foregoing criteria and effectively serve the company. The description of each nominee set forth below includes biographical information, including their occupations, employment history, and directorships in certain companies, and highlights the specific experience and background of each nominee that led the Board to conclude each Director should continue to serve on the Board.

Nominees for Director	Business Experience During Past Five Years and Other Information

Randolph K. Repass	Mr. Repass, 67, has served as Chairman of the Board of West Marine since its founding in 1968. He also has served as Chief Executive Officer, from 1968 to April 1995 and from July 1998 to November 1998, and as President, from 1968 to 1990 and from August 1993 to March 1994. Mr. Repass served as a member of the board of New England Ropes, Inc. until June 30, 2007. He also has served as a director and President of Sail America, the sailing industry association, and as a director of the National Marine Manufacturers Association. Mr. Repass’ boating background includes sailboat racing and cruising on sail and power boats. Mr. Repass, as the founder of West Marine and one of its major stockholders, defines the company and its mission statement and values. He is being re-nominated as a Director because his vision, knowledge of the industry, understanding of the business and our customers needs, combined with his strategic insight, are invaluable in guiding our Board and management in realizing our mission and enhancing value for all of our stockholders.

Geoffrey A. Eisenberg	Mr. Eisenberg, 57, has served as a Director of West Marine since 1977 and was appointed its Chief Executive Officer and President in December 2007. Mr. Eisenberg also served West Marine in numerous senior executive positions from 1976 until 1994, giving him a broad perspective and an in-depth understanding of most areas of the organization. From January 1995 to December 2000, Mr. Eisenberg served as a senior consultant to West Marine. From December 2000 until December 2007, Mr. Eisenberg was a part-time, on-call employee of West Marine, available for special projects. Mr. Eisenberg served as Chief Executive Officer of Salz Leathers Inc. from December 2000 until December 2007 and, from 1997 until 2000, he served as Chief Executive Officer of Greenhorn Creek Associates, a real estate and golf development company. Prior to his appointment as West Marine’s Chief Executive Officer and President, Mr. Eisenberg was a consultant and advisor to a number of companies, specializing in chief executive officer training and professional management development. Mr. Eisenberg is a member of the Advisory Board of the Retail Management Institute at Santa Clara University. Mr. Eisenberg’s most recent directorships included serving on the board of directors of LiveOps Inc., a privately-held tele-services company, until the end of July 2008, and Logispring Investments, a supply chain venture capital investment company, until January 2010. An experienced sailor, Mr. Eisenberg has substantial experience in both local and long-distance ocean racing and cruising. Mr. Eisenberg is being re-nominated as a Director because, among his other qualifications and in addition to being our Chief Executive Officer, Mr. Eisenberg’s extensive career with West Marine and his consulting work in professional management, adds unique experience and insight into all areas of our operations, including strategic business development, expertise in the boating industry and customer service, as well as professional development and demonstrated leadership skills.

Nominees for Director	Business Experience During Past Five Years and Other Information

David McComas	Mr. McComas, 67, has served as a Director of West Marine since 1996, is a member of the Governance and Compensation Committee and also serves as the presiding independent director. Mr. McComas served as President and Chief Executive Officer from July 2001, and as Chairman from January 2004, of Eye Care Centers of America, Inc., until his retirement on December 31, 2007. Mr. McComas also had served as its President and Chief Operating Officer from July 1998 to July 2001. From June 1991 to July 1998, Mr. McComas served as Western Region President and Corporate Vice President and held several other senior management positions with Circuit City Stores, Inc. Mr. McComas has been a boater since acquiring his first boat when he was 12 years old and his boating background includes cruising on sail and power boats. As an avid fisherman, he has participated in various saltwater bill fishing tournaments over the years on both the east and west coasts. Mr. McComas is being re-nominated as a Director because, among his other qualifications, he has demonstrated experience in a high-growth, multi-product retailer, including sales, marketing and merchandising expertise, which makes him a valuable contributor in all operational risks and strategies facing the company, and in executive compensation and leadership development.

Barbara L. Rambo	Ms. Rambo, 57, has served as a Director of West Marine since November 2009 and is a member of the Audit Committee and Governance and Compensation Committee. Prior to becoming a Director, Ms. Rambo served as a consultant to the Board from September 2008 to November 2009. In addition to serving on the Board, Ms. Rambo currently serves as a director, the chair of the finance committee and member of the compensation, executive, and nominating and governance committees of PG&E Corporation, as a director and member of the executive committee of Pacific Gas and Electric Company, as a director and member of the compensation and audit committees of UnionBanCal Corporation, and as a director and member of the compensation committee of International Rectifier Corporation, each of which is a public reporting company. Ms. Rambo was previously a director and member of the audit and executive compensation committees of Gymboree Corporation, a public reporting company, from 1995 to 2007. Ms. Rambo is Chief Executive Officer of Taconic Management Services, a management consulting and services company, and has held that position since October 2009. She has held numerous executive leadership positions in the financial services and technology sectors, and has developed skills in corporate finance, capital markets, sales and marketing, operations and executive management. Prior to joining Taconic Management Services, Ms. Rambo served as Vice Chair of Nietech Corporation, a payments technology company, from October 2006 to October 2009, and as President and Chief Executive Officer of Nietech Corporation from November 2002 until October 2006. She served as Chairman and Chief Executive Officer of OpenClose Technologies, a financial services technology company, from July 2001 to December 2001 and from January 2000 to June 2001, respectively. Ms. Rambo also served as Group Executive Vice President and head of commercial banking of Bank of America from 1993 to 1998 and held various positions of responsibility with the Bank since 1974. She is a sculler and sails in San Francisco and the Caribbean. Ms. Rambo is being re-nominated as a Director because of the depth of her experience as an executive with companies in the financial services and technology sectors and her experience on other public company boards, which provides us with insight into the banking industry, strategic business development, executive compensation, leadership development and corporate governance practices.

Nominees for Director	Business Experience During Past Five Years and Other Information

Alice M. Richter	Ms. Richter, 56, has served as a Director of West Marine since 2005 and chair of the Audit Committee. Ms. Richter was a certified public accountant with KPMG LLP for 26 years, until her retirement in June 2001. Ms. Richter joined KPMG’s Minneapolis office in 1975 and was admitted to the KPMG partnership in 1987. During her tenure at KPMG, she served as the National Industry Director of KPMG’s U.S. Food and Beverage practice and also served as a member of the Board of Trustees of the KPMG Foundation from 1991 to 2001. Ms. Richter also serves on the board of directors of: G&K Services, Inc., a public reporting company, where she is chair of the audit committee; BlueStem Brands, Inc. (formerly Fingerhut Direct Marketing, Inc.), a privately-held company, which she joined in 2007 and serves as chair of the audit committee; and Thrivent Financial for Lutherans, a non-profit financial services membership organization, which she joined in 2007 and serves as a member of the human resources and executive compensation committee and chair of the technology committee. As an avid water skier, she is never far from a boat. Ms. Richter is being re-nominated as a Director because with her long career in public accounting and expertise in the accounting and finance areas, including a client-base in the retail industry, her experience in international operations, her service on other public company boards, and her expertise in the accounting and finance areas, she possesses a keen understanding of complex financial accounting issues which provides the Board with an overall business and financial leadership perspective.

Peter Roy	Mr. Roy, 53, has served as a Director of West Marine since 2001 and is a member of the Audit Committee. Mr. Roy is an entrepreneur and business advisor to companies in the healthy lifestyle industry. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc., a natural food products retailer, and for five years prior to that served as its President of its West Coast region. Mr. Roy also is a director of Applegate Farms, a privately-held company, and United Natural Foods, Inc., a public reporting company, where he is also a member of the compensation and finance committees. Mr. Roy is a strategic advisor to North Castle Partners, a private equity fund, and was formerly Chairman of the National Outdoor Leadership School, a non-profit wilderness education school. He is a life-long boater having grown up on the marshes of southern Louisiana. He currently lives on the Inter-coastal waterway in South Carolina with a boat always nearby. Mr. Roy is being re-nominated as a Director because we value his entrepreneurial viewpoint, and his experience as the President of Whole Foods Market allows him to provide us essential insight and guidance into the day-to-day operations of a fast-growing retailer. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.
Board of Directors and Committees
     During fiscal year 2009, the Board of Directors held four regular meetings and 10 special meetings. The Board has an Audit Committee and a Governance and Compensation Committee. Each Director attended at least 86% of the total number of meetings of the Board and meetings of the committees on which each Director served during fiscal year 2009. The nominating functions are performed by the Governance and Compensation Committee.
     The Board has affirmatively determined that Mmes. Richter and Rambo and Messrs. McComas and Roy are independent Directors, as defined by the NASDAQ Stock Market rules.
     Each Director is expected to attend and participate in, either in person or by means of telephonic conference, all scheduled Board meetings and meetings of committees on which such Director is a member, unless attendance is excused due to unavoidable conflict, illness or other valid excuse. All members of the Board attended last year’s Annual Meeting, and members of the Board are encouraged to attend the Annual Meeting each year.

Stockholder Communications
     West Marine has developed the following policy statements: Internal Process for Handling Communications to Directors (Non-Audit Committee) and Internal Process for Handling Communications to the Audit Committee. These policy statements describe West Marine’s process for collecting, organizing and relaying communications from its associates, stockholders and other interested parties to members of the Board or members of the Board’s standing committees. Such communications can be sent by writing to the following address:
West Marine, Inc.
c/o Secretary
500 Westridge Drive
Watsonville, California 95076
Stockholders and other interested parties also may email members of the Board at bod@westmarine.com.
     As described in the director communication policy statements, the company’s Secretary will summarize all correspondence received and periodically forward summaries to the Board. Members of the Board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the Board, a standing committee of the Board, or any individual member of the Board or a committee. Communication that is primarily commercial in nature or relates to an improper or irrelevant topic may be filtered out and disregarded (without providing a copy to the Directors or advising them of the communication), or may otherwise be handled in the Secretary’s discretion. Additionally, the Secretary may handle routine business communications and will provide a copy of the original communication to the Chairman of the Board (or to the presiding independent Director, or to the chair of the appropriate Board committee) and advise such Director of any action taken.
     Our associates, stockholders and other interested parties may report any concerns about company activities, including concerns regarding accounting, internal controls over financial reporting or auditing matters, violations of any rule or regulation of the Securities and Exchange Commission or any provision of federal law relating to fraud against stockholders, and violations of matters covered by our Code of Ethics, to our General Counsel. Alternatively, such concerns may be reported anonymously through the “Network Hotline” by calling 1-800-241-5689. A summary report regarding any such matters will be delivered to the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. A copy of each director communication policy statement is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Code of Ethics
     West Marine has a Code of Ethics that covers all associates, officers and Directors and includes provisions regarding proper business conduct and ethics ranging from restrictions on gifts, compliance with applicable law and avoidance of conflicts of interest, and a separate Code of Ethics for Senior Financial Officers (which covers our Chief Executive Officer, Chief Financial Officer, Operations Controller, Financial Controller and other associates performing similar functions). Each code is reviewed at least annually by the Board to assess the adequacy of their respective provisions and compliance with regulations. A copy of each code is available on our website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
Governance Principles and Practices
     West Marine has long believed that good governance is important to ensure that the company is managed for the long-term benefit of its stockholders. Over the years, our company has had in place good business practices designed to support this commitment and to maintain the highest level of governance. Management and the Board periodically review our governance policies and practices, monitoring changes in the law and developments in this area by various authorities active in governance. The following sets forth our governance principles and practices:
•	Board of Directors:
o	The number of current Directors is eight, consisting of six independent Directors, our Chairman of the Board, who is a non-management Director, and our Chief Executive Officer. Two independent directors, Dr. Sweeney and Mr. Westerfield, will not be standing for re-election. As a result, after the Annual Meeting, the Board size will be reduced and be comprised of six members, of which four are independent Directors;

o	Terms in office for all Directors are set at one year, rather than staggered;

o	Performance of the Board (and each of its committees) is reviewed regularly, with oversight by the Governance and Compensation Committee;

o	In lieu of a mandatory age or term limit, Directors submit a letter of resignation for review by the Governance and Compensation Committee and the Chairman of the Board in connection with the evaluation of Board and committee performance;

o	Our Governance and Compensation Committee has established guidelines for new Director nominees;

o	A procedure exists for stockholder nominations of Directors;

o	Written director communication policy statements exist for communication to Directors by stockholders, associates and other interested parties;

o	A procedure exists for determining the “independence” of Director nominees;

o	A procedure exists for determining whether Audit Committee members are “financial experts” under Securities and Exchange Commission rules and “financially sophisticated” under NASDAQ rules;

o	Non-management Directors regularly hold executive sessions separate from management;

o	Members of the Board may not serve as directors for more than four public companies; our Chief Executive Officer does not serve on the board of any other public company;

o	All Directors attend scheduled board, committee, and annual meetings of stockholders, except where the failure to attend is due to an unavoidable conflict, illness or other valid excuse;

o	Our bylaws (i) do not contain “poison pill” provisions, and (ii) do contain provisions for a simple majority stockholder vote for election of our Board of Directors, for charter or bylaw amendments and for special meetings called by, and action to be taken by written consent of, stockholders;

o	Directors must submit a letter of resignation upon a job change;

o	No provisions exist for retirement plans for Directors, and the company offers no pension plans for Director participation; and

o	A new director orientation program exists for each new individual joining our Board which outlines the role and responsibilities of the Board and the company’s operations, and as part of this orientation, new Directors have opportunities to meet with our management team.
•	Leadership of the Board:
o	By policy, the positions of Chairman and of Chief Executive Officer are held by two different persons;

o	The Board has determined that having separate persons filling the role of Chairman and Chief Executive Officer best fulfills the Board’s duties and responsibilities with respect to oversight of our management and the direction and operations of the company. In addition, the Board feels that our current Chairman, Mr. Repass, as our founder and having previously served as our Chief Executive Officer, has the experience and familiarity with West Marine and the boating industry generally to effectively serve the Board and the company in his leadership role with the Board; and

o	One of our independent Directors serves as the “presiding independent director” who sets the agenda for and leads executive sessions of the independent Directors, serves as a liaison between the Chairman and the independent Directors, has the authority to call meetings of the independent Directors, presides over other matters as directed by the Board, and is available for consultation and direct communication with our major stockholders.
•	Committees of the Board of Directors:
o	Each committee of the Board of Directors has a governing charter, each of which is subject to review on an annual basis. The Audit Committee charter, revised by the Audit Committee and ratified by the Board of Directors in November 2009, and the Governance and Compensation Committee charter, reviewed by the Governance and Compensation Committee and ratified by the Board of Directors in November 2009, are available on our website at http://www.westmarine.com/ under the “Corporate Governance” section of our “Investor Relations” page;

o	Our independent registered public accounting firm, Grant Thornton LLP, reports directly to the Audit Committee;

o	Our Audit Committee’s appointment of our independent auditors is ratified by our stockholders;

o	Our Board of Directors and its committees meet at least quarterly;

o	Our Audit Committee chair is a “financial expert”;

o	Both standing committees of the Board of Directors are comprised solely of independent Directors;

o	No interlocks exist between Governance and Compensation Committee members or between such members and any of our executive officers; and

o	Our Audit Committee meets with management and our independent auditors prior to the filing of officers’ certifications with the Securities and Exchange Commission to receive information concerning, among other things, any significant deficiencies in the design or operation of internal control over financial reporting.
•	Ethics and Governance:
o	A Code of Ethics for all officers, Directors and associates and a separate Code of Ethics for Senior Financial Officers are posted on our website;

o	Governance Principles which outline our governance practices, including the role and responsibilities of the Board, are posted on our website;

o	Our Audit Committee reviews and approves all related party transactions with our Directors and our executive officers (i.e., our Chief Executive Officer, our Chief Financial Officer, our Executive Vice President of Stores and Port Supply and our Executive Vice President of Merchandising, each of whom is named in the Summary Compensation Table below and collectively are referred to as our “Named Executive Officers”);

o	Loans from the company are prohibited to our Directors, Named Executive Officers and all vice presidents (all vice presidents, collectively with our Named Executive Officers, are referred to as our “Executives”);

o	Audit and non-audit services to be performed by our independent auditors must be pre-approved by the Audit Committee; in this regard, our Audit Committee considers the appropriate ratio between the total amount of fees for audit, audit-related and tax services and the total amount of fees for certain permissible non-audit services, classified as all other services, to ensure that non-audit fees paid to the independent auditor are not excessive; and

o	Our “Whistleblower Policy and Procedures” relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against stockholders is posted on our website. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party and procedures through which any such reporting is forwarded to the Audit Committee.
•	Compensation, Stock Ownership and Succession Planning:
o	Comparable compensation analysis is performed periodically for our Directors and Executives, including the retention of outside consultants for such analysis as necessary;

o	Our Governance and Compensation Committee, in conjunction with the full Board, annually reviews the performance of our Chief Executive Officer;

o	Our Governance and Compensation Committee oversees the compensation process for our Executives, including the establishment of pre-determined goals for bonus awards to Executives;

o	Our Board periodically evaluates and approves succession planning for certain Executives;

o	Stock ownership guidelines exist for our Executives at the senior vice president-level and above;

o	Annual performance evaluations for all of our associates, including our Executives, are a factor in determining both retention and annual compensation;

o	Except for the Chief Executive Officer’s agreement, no Executive’s agreement reflects severance benefits in the event of a change in control;

o	Our Executives are not provided multi-year guarantees for salary increases, bonuses or equity compensation, excessive perquisites, excessive severance benefits or payouts for “performance terminations”;

o	The base salary of our Chief Executive Officer is less than one and one-half (1-1/2) times that of our next highest paid Named Executive Officers, and thus there is no excessive differential in compensation;

o	Stock ownership guidelines exist for our independent Directors;

o	Directors receive a portion of their compensation as common stock, including stock options and restricted stock grants;

o	We provide broad-based equity award grants to all associates at a manager-level and above, and the size of each award is commensurate with the associate’s position;

o	Our Equity Incentive Plan: (1) requires the approval of the stockholders prior to the re-pricing of any stock option or other award grants; (2) clarifies that the automatic annual grant of awards to independent Directors is subject to the overall share limitation under the Equity Incentive Plan; (3) limits the term of exercisable award grants to five years; (4) requires that equity awards be granted at 100% of the fair market value on the grant date (i.e., without discount); and (5) establishes a “fungible share pool design” in which “full value” award types (e.g., restricted stock) count as more than one share against the total number of shares that may be issued under the Equity Incentive Plan, while stock options and SARs would count as one share; and

o	Posted on our website is an “Equity Award Grant Policy” which memorializes our policies and procedures for equity award grants to our associates and independent Directors. This policy also prohibits stock option backdating and creates a fixed grant schedule, including the award of “off-cycle” (e.g., due to promotions) equity grants only after our release of material non-public information.
•	Risk Management. Our management is responsible for assessing and managing the company’s risk profile, and our Board oversees and reviews certain aspects of our risk management efforts as follows:

o	Management periodically performs an enterprise risk assessment designed to assist in the identification, assessment and monitoring of high risk areas to the company, including financial, operating, and compliance risk;

o	Management has formed several steering committees (including a real estate steering committee and a capital expenditure steering committee) and has established a number of policies (including a delegation of authority policy and a contract review and signing authority policy) which provide proper levels of review and control of expenditures designed to safeguard company assets, to minimize risks and to ensure the appropriate segregation of duties;

o	Annually, our Board reviews the company’s strategic business plans, which includes evaluating the objectives of and risks associated with these plans (e.g., competitive, industry, economic, financial, and other operating risks); and

o	While the Board has ultimate responsibility for risk oversight, the committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk:
•	Our Audit Committee focuses on financial risk exposures, including credit and liquidity risks and our internal control over financial reporting, and discusses with management and our independent registered public accounting firm our policies with respect to risk assessment and risk management, including the risk of fraud. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to any related party transactions as well as to our compliance and ethics programs by its administration of our “Whistleblower Policy and Procedures”; and

•	Our Governance and Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.
•	Other:
o	Our insider trading policy establishes trade pre-clearance requirements for Directors, officers and other key associates, and procedures for compliance with the electronic reporting requirements of the Securities and Exchange Commission;

o	A “disclosure committee” comprised of certain Executives and other management-level associates assists our Chief Executive Officer and our Chief Financial Officer in the design, development, implementation and maintenance of our internal control over financial reporting and disclosure controls and procedures, which are designed to ensure that information required to be disclosed in the reports that we file with or submit to the Securities and Exchange Commission is recorded, processed, summarized and reported on a timely basis;

o	Our Regulation FD policy, which is posted on our website, is designed to ensure the fair and timely public disclosure of material information about West Marine;

o	A corporate governance section of our website provides investors with current information, which includes a link to real time filings with the Securities and Exchange Commission and the ability for investors and other interested parties to receive automatic email notification of all such filings;

o	Our Board and its committees have the clear ability to hire their own advisors as they deem necessary; and

o	A number of our Directors attend continuing education programs.
     Our Governance Principles, which cover areas such as Director responsibilities and qualifications, management leadership and succession and Board access to management, is available on our website, at http://www.westmarine.com/ under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.

Audit Committee
     The members of our Audit Committee during 2009 were Alice Richter, William Westerfield, Peter Roy and Barbara Rambo (who was appointed to the Board and the Audit Committee effective November 11, 2009). Each member of the Audit Committee is independent, as defined under the NASDAQ Stock Market rules and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board of Directors determined that Ms. Richter and Mr. Westerfield each qualified as an audit committee financial expert, as defined by Securities and Exchange Commission rules. The Audit Committee held 14 meetings during fiscal year 2009.
     Our Audit Committee is responsible for providing general oversight and monitoring the quality of the company’s accounting, financial reporting and internal control functions. In addition, our Audit Committee is responsible for reviewing the qualifications and the independence of our independent auditors, reviewing the plan for and results of the auditing engagement, and monitoring the non-audit services provided to the company by our independent auditors. Our Chairman of the Board and Chief Executive Officer generally attend our Audit Committee meetings to stay abreast of Committee activities and new accounting pronouncements that may affect the company.
     Our Audit Committee operates pursuant to a written charter, which the Committee reviews periodically. This charter was reviewed and updated by our Audit Committee, and ratified by our Board of Directors, in November 2009. Our Audit Committee also approved a “Whistleblower Policy and Procedures” relating to corporate reporting and disclosure, accounting and auditing controls and procedures, securities compliance, violation of company policies, violation of laws and other matters pertaining to fraud against Stockholders and last reviewed this policy in November 2009. This policy provides for anonymous reporting procedures available for use by our associates and others through a hotline operated by a third party, and procedures through which any such reporting is forwarded to the Audit Committee, and prohibits any retaliation for any complaints reported in good faith. A copy of our Audit Committee charter, our Whistleblower Policy and Procedures and our director communication policy statements are available on West Marine’s website at http://www.westmarine.com/ under “Investor Relations,” or a printed copy of each of these policies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     Pursuant to the auditor independence policy adopted by our Audit Committee, we may engage our independent auditors to provide audit and permissible non-audit services that have been approved by our Audit Committee. We will not engage our independent auditors to perform any services for West Marine or any of its subsidiaries without the prior approval of our Audit Committee. In addition, our independent auditors will not be engaged to provide any service if the provision of such service to West Marine or any of its subsidiaries would cause the Securities and Exchange Commission or the NASDAQ Global Market to no longer consider our independent auditors to be “independent” or if such engagement would otherwise cause West Marine or any of its subsidiaries to violate any other applicable laws, regulations or policies. Our Audit Committee has designated our Chief Financial Officer to monitor the performance of all services provided by our independent auditor and to determine whether such services are in compliance with the policy. Our Chief Financial Officer will report promptly to our Audit Committee Chair any non-compliance (or attempted non-compliance) with this policy of which our Chief Financial Officer becomes aware.
     Our Audit Committee pre-approves services and fees related to audit and permitted non-audit services, with monetary limits on each service, before the services are rendered. Ms. Richter has been delegated the authority, as necessary and appropriate between regularly scheduled Audit Committee meetings, to pre-approve additional services or increases in previously approved monetary limits for such services, provided that such services would not impair the independence of the auditor, that fees relative to such services do not exceed $50,000 per project and that Ms. Richter report any such interim approvals to our Audit Committee at the next regularly scheduled meeting.
Principal Accounting Firm Fees
     The following table summarizes the fees of Deloitte and Touche LLP, our former independent registered public accounting firm, which were billed to us for our fiscal year ended January 3, 2009, and for Grant Thornton LLP, our current independent registered public accounting firm, which were billed to us for our fiscal year ended January 2, 2010.

	Fiscal Year	Fiscal Year
	2009	2008
	Grant Thornton LLP	Deloitte & Touche LLP
(in thousands)
Audit Fees	$601	$1,082
Audit-Related Fees(1)	2	37
Tax Fees (2)	-0-	17
All Other Fees	-0-	-0-

(1)	Includes fees primarily related to statutory audits in fiscal years 2009 and 2008.

(2)	Includes fees for tax advice and tax return assistance in fiscal years 2009 and 2008.
     Our Audit Committee considered whether the provision of the services covered under the captions “Audit- Related Fees” and “Tax Fees” above is compatible with maintaining Grant Thornton LLP’s independence, and no services were rendered pursuant to the pre-approval exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Change in Independent Registered Public Accounting Firm
     On August 12, 2009, our Audit Committee dismissed Deloitte & Touche LLP (“D&T”) as our independent registered public accounting firm.
     D&T’s audit report on our consolidated financial statements for our fiscal years ended January 3, 2009 and December 29, 2007 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that D&T’s audit report contains an explanatory paragraph related to our adoption of Statement of Financial Accounting Standards Board Interpretation No. 48 on December 31, 2006. Additionally, D&T’s audit report expressed an adverse opinion on the effectiveness of our internal control over financial reporting as of December 29, 2007 because of material weaknesses, as discussed below.
     During the fiscal years ended January 3, 2009 and December 29, 2007, and in the subsequent interim period through August 12, 2009, there were no disagreements between the company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreement in connection with its reports on the company’s consolidated financial statements for such periods.
     During our fiscal years ended January 3, 2009 (“fiscal 2008”) and December 29, 2007 (“fiscal 2007”) and through August 12, 2009, there was one reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K). In fiscal 2007 and fiscal 2008, the Audit Committee discussed with D&T the existence of two material weaknesses in our internal control over financial reporting of (1) our failing to maintain sufficient accounting resources with adequate training in the application of accounting principles generally accepted in the United States of America commensurate with its financial reporting requirements and the complexity of our operations and transactions, and (2) our monitoring and oversight controls over the preparation of significant accounting estimates were not effective, which material weaknesses are more fully described in our annual report on Form 10-K for the year ended December 29, 2007 and quarterly reports on Form 10-Q for the periods ended March 29, June 28 and September 27, 2008, each filed with the Securities and Exchange Commission. The company has authorized D&T to respond fully to the inquiries of Grant Thornton concerning these material weaknesses. These material weaknesses were remediated in fiscal 2008.
     On August 12, 2009, our Audit Committee approved the appointment of Grant Thornton LLP as our new independent registered public accounting firm to audit our financial statements for the year ended January 2, 2010. We formally engaged Grant Thornton as of August 25, 2009.

     Prior to our engagement of Grant Thornton, neither we nor anyone on our behalf consulted with Grant Thornton during our two most recent fiscal years and through the date of their engagement in any manner regarding any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.
Audit Committee Report
     In connection with the financial statements for the fiscal year ended January 2, 2010, the Audit Committee: (i) reviewed and discussed with management and Grant Thornton LLP, our independent registered public accounting firm, the audited consolidated financial statements; (ii) discussed with Grant Thornton the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from the Grant Thornton required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed such matters with Grant Thornton, including their independence and the compatibility of non-audit services with such independence.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in West Marine’s Annual Report on Form 10-K for the year ended January 2, 2010, as filed with the Securities and Exchange Commission on March 17, 2010.
     The Audit Committee has selected and approved the engagement of Grant Thornton LLP as West Marine’s independent auditors for fiscal year 2010.
April 1, 2010
Audit Committee
Alice M. Richter, Chair
William U. Westerfield
Peter Roy
Barbara L. Rambo
The Audit Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that West Marine specifically incorporates such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Governance and Compensation Committee
     The members of our Governance and Compensation Committee during 2009 were Daniel J. Sweeney, David McComas and Barbara Rambo (who was appointed to the Board and the Governance and Compensation Committee effective November 11, 2009). Dr. Sweeney will continue to serve as the Committee’s chairman until the date of the Annual Meeting. Each member of our Governance and Compensation Committee is independent, as defined under the NASDAQ Stock Market rules. Our Governance and Compensation Committee held four meetings during fiscal year 2009. Among the functions performed by our Governance and Compensation Committee are (i) recommending to, and overseeing on behalf of the Board, the compensation of our Executives and our Board, (ii) overseeing our Equity Incentive Plan, (iii) identifying and recommending Director nominees to the Board, and (iv) advising the Board on governance issues. Our Governance and Compensation Committee operates pursuant to a written charter, which is subject to annual review for compliance with new regulations. A copy of this charter, which was updated by our Governance and Compensation Committee and ratified by our Board in November 2009, is available on our website at http://www.westmarine.com under “Investor Relations,” or a printed copy can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
     Our Governance and Compensation Committee reviews and evaluates all stockholder proposals, including those relating to the nomination of Directors, and recommends to our full Board appropriate action on each such proposal. To date, no stockholder or group of stockholders owning more than 5% of West Marine’s common stock for at least one year have put forth any Director nominees or other stockholder proposals. All potential nominees, regardless of source, are reviewed under the same process.
     Directors are elected each year by our stockholders at the Annual Meeting. Our Governance and Compensation Committee is responsible for the nomination of Director candidates. Our Governance and Compensation Committee will identify individuals qualified to become Board members and recommend candidates to fill new or vacant positions. In recommending such candidates, our Governance and Compensation Committee has developed certain guidelines to assist in developing a Board and committees that are comprised of experienced and seasoned advisors. These guidelines include, but are not limited to, judgment, skill, integrity, experience with businesses and other organizations of comparable size and industry sector, the interplay of the candidate’s experience with the experience of other Board members, retail and e-commerce strategic planning ability, financial literacy, boating experience, special talents or personal attributes, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Although our Committee does not have a formal diversity policy, it believes that diversity (including factors such as race, gender and experience) is an important factor in determining the composition of the Board.
     Our Governance and Compensation Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are anticipated. Our bylaws permit our Board to change its size and to appoint Directors between annual stockholder meetings, but such appointed Directors, if re-nominated, must stand for re-election by our stockholders at the next annual meeting. Various potential candidates for Director are then identified. Candidates may come to the attention of our Governance and Compensation Committee through current Board members, professional search firms, stockholders or other industry sources. In evaluating the candidate, our Governance and Compensation Committee will consider factors in addition to the candidate’s qualifications, including the current composition of our Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Candidates are evaluated at regular or special meetings of our Governance and Compensation Committee and may be considered at any time during the year. In evaluating such candidates, our Governance and Compensation Committee seeks to achieve a balance of knowledge, experience and capability on the Board. In connection with this evaluation, our Governance and Compensation Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Governance and Compensation Committee, the Chairman of the Board, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, our Governance and Compensation Committee, after consultation with our Chairman, makes a recommendation to our full Board as to the persons who should be nominated by our Board, and our Board determines the nominees after considering the recommendation and report of the Governance and Compensation Committee.
     There is one nominee for election to the Board this year, Barbara L. Rambo, who was appointed by our Board on November 11, 2009, but who has not previously been elected by stockholders at an annual meeting. Ms. Rambo was recommended to our Governance and Compensation Committee by Mr. Westerfield. After interviewing Ms. Rambo and evaluating her in accordance with the guidelines and procedures described above, our Governance and Compensation Committee unanimously recommended Ms. Rambo as a Director candidate. In addition, two of our independent Directors, Daniel Sweeney and William Westerfield, have elected not to stand for re-election at our Annual Meeting. Accordingly, on March 30, 2010, our Board voted to reduce its size to six Directors, to be effective as of the date of the Annual Meeting. As a result, there will be no vacancies on the Board.
     Under West Marine’s Governance Principles and the respective charters of our Audit Committee and our Governance and Compensation Committee, a majority of our Directors are required to meet the applicable criteria for Director independence, and all members of our Audit Committee and Governance and Compensation Committee must meet the applicable independence criteria for membership on an audit committee, compensation committee or nominations committee (as appropriate), as established by the NASDAQ Stock Market, as well as all other independence criteria required under applicable law.
Compensation Discussion and Analysis
     In the following compensation discussion and analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind decisions regarding the 2009 compensation of our Named Executive Officers.
Our Compensation Program Philosophy, Objectives and Administration
     Our Governance and Compensation Committee is responsible for oversight of our compensation plans for Executives and Directors to ensure that they are competitive and that they include incentives that are designed to appropriately drive our performance.
     The main objective of our compensation philosophy is to provide our management team with a total compensation package that is competitive and equitable, which encourages and rewards performance based upon our operating results.
     Annually, our Committee reviews and approves compensation levels and policies, including Executives’ salaries, bonuses and equity awards. The level and mix of compensation are intended to:
•	Attract and retain highly qualified, talented and experienced Executives with relevant retail and boating experience who are enthusiastic about our mission and culture;

•	Motivate and reward Executives whose knowledge, entrepreneurial skills and performance are critical to our long-term success;

•	Provide a competitive compensation package in which a significant portion of total compensation is determined by our financial operating results;

•	Foster a shared commitment among the entire organization by coordinating individual and company goals; and

•	Align the interests of our Executives with those of our stockholders by motivating our Executives to execute our short-term and long-term objectives to enhance stockholder value, and by rewarding them for meeting or exceeding these objectives.
     We believe that our compensation program, which includes a combination of subjective determinations regarding individual compensation levels and objective measures of short-term performance and long-term results, rewards both individual and company performance, pays amounts appropriate to attract and retain key individuals necessary to grow our business, and aligns the interests of Executives with the interests of our stockholders. We evaluate our compensation programs annually and make changes as appropriate.
     Our Governance and Compensation Committee has reviewed the potential effects of the various components of our compensation and benefits programs upon individual and collective behavior and, ultimately, upon our risk profile and our overall approach to risk management. Following a review of various components of our compensation and benefits programs, our Committee determined that the programs do not create incentives for inappropriate risk-taking by any of our associates, including Executives. The same specific financial performance threshold must be met before any bonus is earned. This minimum threshold applies to all bonus-eligible associates, including Executives. The objective of a common target threshold is to promote teamwork, focus efforts on our performance and profitability, and to provide incentives to meet and exceed individual business channel contribution plans. In this way, our Chief Executive Officer and our Committee believe that our compensation programs do not create incentives with respect to individual or collective behavior that are reasonably likely to have a material adverse effect upon either our risk profile or our overall approach to risk management.
Roles and Responsibilities
     Our Chairman of the Board and our Chief Executive Officer generally attend our Governance and Compensation Committee meetings, which enables the Committee to review with our Chairman and Chief Executive Officer the Company objectives and individual achievements that our Chief Executive Officer regards as important to reach our overall goals. Other Executives also may be asked to participate in discussions regarding compensation programs, to prepare proposals, gather data, and make recommendations to the Committee regarding the compensation of Executives. These recommendations may include competitive market data appropriate for measuring our Executives’ performance. We do not, however, use competitive market data to target any specific compensation goals. Instead, when establishing a compensation package for a given Executive, we follow a flexible approach and make decisions based on a host of factors particular to a given Executive’s situation, including our evaluation of the Executive’s abilities and historic and anticipated future contributions, our experience with the competition for recruiting and retaining Executives in a given role, relative to both our industry in general and our geographic location in particular, negotiation and discussion with the particular individual, competitive survey data, internal equity considerations and other factors we deem relevant at the time.
     In March of each year, our Chief Executive Officer also meets with our other Board members to review the performance of certain Executives for the prior year. In March of this year, our Board, without the Chief Executive Officer being present, also met to review the Chief Executive Officer’s performance and to discuss his compensation package. In making determinations with respect to Executive compensation, our Committee considers proxy data from peer companies (as identified and discussed below), which is compiled by our Vice President of Human Resources for review by our Governance and Compensation Committee. Our Chief Executive Officer and our Vice President of Human Resources then recommend ranges of base compensation for Executives in consideration of peer group data. Using this peer group data and the range recommendations, the compensation packages, including base salaries, bonus percentages, equity awards and other compensation benefits, of our Named Executive Officers are reviewed and approved by the Governance and Compensation Committee, in consultation with the Chairman and the Board. The Committee also reviews and approves the compensation packages for our other Executives, and our Chief Executive Officer is delegated authority to set base compensation for these other Executives within the range approved by the Committee.
The Role of Outside Consultants and Comparative Compensation Data
     Our Governance and Compensation Committee is authorized to retain any consultants the Committee believes are necessary or appropriate in making compensation decisions. In prior years, the Committee used the services of compensation consultants to assist in determining the appropriate level of compensation. In 2009, our Governance and Compensation Committee did not retain any outside consultants. Instead, as mentioned above, our Vice President of Human Resources gathered and provided comparable compensation data from proxy statements filed by peer companies and information contained in the annual Mercer LLC/National Retail Federation 2008 US Retail Compensation and Benefits Survey (the “Mercer/National Retail Federation Survey”) to assist our Governance and Compensation Committee in evaluating the appropriate compensation elements and levels for our Executive team. This information provides a point of reference for our Governance and Compensation Committee to compare and contrast with the salary range and bonus percentage for our Executives recommended by our Chief Executive Officer and Vice President of Human Resources, and to create an overall framework for making decisions regarding total compensation and long-term incentive compensation. Peer group data is not used to set a specific compensation percentile for our Executives. Instead, the Committee weighs this information with the Executive’s level of responsibility, experience and leadership ability, historic and anticipated future contributions by the Executive, internal equity considerations and other factors in approving the Executive’s level of compensation.
     Our Governance and Compensation Committee evaluates each element of compensation separately and then assesses the total against comparative data to ensure that total compensation is within the norms of the retail industry and for companies of the same relative size, as further discussed below. Our Governance and Compensation Committee does not have a formal policy or formula for allocating our Executives’ total compensation between cash and non-cash compensation or between short-term and long-term compensation.
     In reviewing the Executives’ compensation for 2009, our Governance and Compensation Committee considered:
•	each Executive’s then current base salary;

•	a study of proxy statement data compiled by management regarding each element of total compensation from the following retail companies: A.C. Moore Arts & Crafts, Inc.; Big 5 Sporting Goods Corp.; Buckle, Inc.; Cabela’s Incorporated; Cost Plus, Inc.; The Finish Line, Inc.; Fred’s, Inc.; Gander Mountain Company; Golfsmith International Holdings, Inc.; Gymboree Corporation; Haverty Furniture Companies, Inc.; Hibbett Sports, Inc.; Jo-Ann Stores, Inc.; O’Reilly Automotive, Inc.; The Pep Boys — Manny, Moe & Jack; Pier 1 Imports, Inc.; Sport Chalet; Tractor Supply Company; Urban Outfitters, Inc.; and Vitamin Shoppe, Inc.;

•	the base salary, annual cash compensation and total cash compensation data from the Mercer/National Retail Federation Survey, which covered 127 retail companies[1], of which six are in the Hemscott Industry Group 745 — Specialty Retail, Other index that we use as a peer group for the performance graph that appears in our annual report on Form 10-K for the fiscal year ended January 2, 2010; and

•	suggestions from our Chief Executive Officer and Vice President of Human Resources as to proposed Executive pay ranges, which included base salary and annual cash and long-term incentive compensation levels for Executives, and was based on the peer group data that was compiled.

[1]	The retailers in the Mercer/National Retail Federation Survey are as follows: 7-Eleven, Inc., 99 Cent Only Stores, Advance Auto Parts, Inc., American Signature, Inc., Anchor Blue Retail Group, Inc., Anna’s Linens, Arby’s Restaurant Group, Ashland, Inc.-The Valvoline Company, AT&T Mobility LLC, Aurora Health Care, AutoZone, Inc., Aveda Corporation, Avis Budget Group, Inc., Barnes & Noble, Inc., Belk, Inc., Best Buy Company, Inc., Big Lots, Inc., Birks & Mayors, Inc., BJ’s Wholesale Club, Inc., Boston Market Corporation, Boy Scouts of America – National Supply Group, Burlington Coat Factory, CarMax, Inc., Carter’s, Inc., CBRL Group, Inc., Charming Shoppes, Inc., Chevron Stations, Inc., Chipotle Mexican Grill, Inc., Circuit City Stores, Inc., Coleman Factory Outlet, Colonial Williamsburg Foundation, Cost Plus, Inc., Crate and Barrel, Dell, Inc., Design Within Reach, Inc., DFS, Dick’s Sporting Goods, Dollar General Corporation, DSW, Inc., Eastern Mountain Sports, Inc., Express, Exxon Mobil Corporation, Family Dollar Stores, Inc., FedEx Corporation, Fossil, Inc., Friendly Ice Cream Corporation, GameStop, Inc., General Nutrition Centers, Inc., General Parts International, Inc., Genesco, Inc., Giant Eagle, Inc., H.E. Butt Grocery Company, Half Price Books, Inc., Hallmark Cards, Inc., Hanesbrands, Inc., Hannaford Bros. Co., Harley-Davidson, Inc., Harold’s Stores, Inc., Harris Teeter, Inc., Helzberg’s Diamond Shops, Inc., Hess Corporation, Hilti, Inc., Hot Topic, Inc., HSN, Inc., Interstate Bakeries Corporation, Jo-Ann Stores, Inc., Jockey International Inc., Kellwood Company, L.L. Bean, Inc., Limited Brands, Inc., Linen ‘n Things, Inc., Liz Claiborne, Inc., Longs Drug Stores Corp., Lowe’s Companies, Inc., Lululemon Athletica, Inc., Luxottica Group S.P.A. (ADR), Macy’s, Inc., Marathon Oil Company, Maurices, McDonald’s Corporation, Navy Exchange Service Command, Nieman Marcus Group, Nike, Inc., Nordstrom, Inc., Oxford Industries, Inc., Papa John’s International, Inc., Party City Corporation, Payless ShoeSource, Inc., PETCO Animal Supplies, Inc., Phillips-Van Heusen Corporation, Pier 1 Import, Inc., Publix Super Markets, Inc., Recreational Equipment, Inc., Redcats USA, Ross Stores, Inc., Saks, Incorporated, Sally Beauty Holdings, Inc., Savers, Inc., Shoe Carnival, Inc., Spartan Stores, Inc., Spencer Gifts, LLC, Staples, Inc., Starbucks Corporation, Supervalu, Inc., The Coca-Cola Company, The Walt Disney Company, The Finish Line, Inc., The Kroger Company, The Miles Kimball Company, The Pantry, Inc., The Sports Authority, Inc., The Yankee Candle Company, Inc., Things Remembered, Inc., TravelCenters of America LLC, Universal Orlando, The University Book Store, Valero Energy Corporation, Vera Bradley Retail Stores LLC, V. F. Corporation, Walgreen Company, Warnaco, Inc., Wendy’s International, Inc., Whole Foods Market, Inc., Winn-Dixie Stores, Inc., Zale Corporation and West Marine, Inc.

     Our Governance and Compensation Committee believes it is important to understand how our compensation practices compare to those of companies we consider to be our peers. In making specific decisions regarding an individual Executive’s compensation levels, therefore, our Committee is guided by the compensation paid by members of the peer group companies with whom we compete for talent in the marketplace and believes that evaluating compensation in this manner appropriately reflects the labor market for our Executives.
     Our Committee believes that this approach allows for consideration of our Executives’ overall contribution to our company rather than relying solely on specific peer group targets; however, peer group data is carefully considered in the decision process.
Elements of Compensation
     Our Executives’ compensation consists of the following components:
•	base salary;

•	annual cash incentive compensation;

•	long-term equity incentive awards; and

•	some perquisites.
     Prior to making specific decisions related to any particular element of compensation, our Governance and Compensation Committee determines which element or combinations of compensation elements (salary, bonus and/or equity) can be used most effectively to further our compensation objectives. However, all such decisions are subjective, and made on a facts and circumstances basis without any prescribed relationship between the various elements of the total compensation package.
     Base Salary. Base salary is designed to provide meaningful, but appropriate, levels of compensation to our Executives. Our Governance and Compensation Committee generally reviews recommendations by our Chief Executive Officer and Vice President of Human Resources for each Executive’s salary range annually, based on job scope and responsibilities and competitive rates for similar positions as indicated by the peer group data. Our Committee carefully reviews the salaries of executives at peer companies to ensure that our Executives’ salaries are consistent and competitive. In approving the range of Executive salary, our Committee also weighs whether the particular Executive is expected to make a significant contribution in the Executive’s position such that we would suffer a critical loss if the Executive left the company. Once the range is approved by our Committee, our Chief Executive Officer has authority to set an Executive’s salary within the approved range. This does not apply, however, to the Named Executive Officers’ salaries which are fixed by the Committee.
     Historically, merit increases were considered annually for all associates based on achievement of individual objectives (including personal, operational and financial performance targets specific to the responsibilities of each associate), as well as achievement of total company performance, using metrics such as sales and market growth, operating margins and cost containment. After the close of each fiscal year, individual performance was measured against these goals in evaluating increases to salary levels. Given the challenging business environment which began in early 2008 and continued through 2009, after consultation with, and upon the recommendation of, our Executives, our Committee approved no salary increases in 2009 for all bonus-eligible associates, including all Executives, and limited salary increases for the rest of our associates to 2%. For 2010, again after consultation with our Executives, our Committee approved that there be no salary increases in 2010 to Executives and that there be increases to other associates capped at 2% per department, to be allocated to those associates viewed as high performers.
Chief Executive Officer: Geoffrey A. Eisenberg was appointed as our Chief Executive Officer in December 2007. Under his employment agreement, our Governance and Compensation Committee agreed to pay Mr. Eisenberg a base salary of $499,000. Mr. Eisenberg’s appointment followed an overall disappointing year of performance for the company and as a result, during the negotiations of his employment agreement, Mr. Eisenberg recommended that his base salary be reduced by a significant amount from that paid to his predecessor to reflect his basic philosophy that chief executive officers’ compensation should be more heavily weighted to long-term equity, so as to provide an incentive to drive company financial performance and to moderate the differential between his base salary and the base salaries of the next highest paid Named Executive Officers. As a result, our Governance and Compensation Committee chose to provide a greater portion of his overall compensation in the form of long-term equity incentive compensation which both our Committee and Mr. Eisenberg believed would align his compensation with our growth and performance over the long-term. Mr. Eisenberg’s base salary remained at $499,000 for 2009 and 2010.

Chief Financial Officer: Thomas R. Moran joined us as our Chief Financial Officer in January 2007. Under his employment agreement, our Governance and Compensation Committee agreed to pay him a base salary of $290,000, which was increased to $300,000 in March 2007. Despite the company’s financial performance for 2007, recognizing the key role Mr. Moran plays as our Chief Financial Officer, and influenced by other factors such as historic compensation, peer company data, internal equity, retention concerns and other relevant factors, the Committee approved an increase in Mr. Moran’s base salary to $325,000 in March 2008. Mr. Moran’s base salary did not increase in 2009 or 2010.

Other Named Executive Officers: Bruce Edwards, our Executive Vice President of our Stores and Port Supply Divisions, and Ronald Japinga, our Executive Vice President of Merchandising, each received an increase to their base salaries in May 2007 to $360,000 and $350,000, respectively. These increases were made to reflect their promotions to Executive Vice President status, to retain them in their respective key roles, and to recognize their overall contributions to the company. Their respective salaries did not increase in 2009 and 2010.
     Annual Cash Incentive Compensation (Bonus). Our Governance and Compensation Committee does not use individual objectives in approving cash incentives (i.e., bonuses) for our Executives. Rather, as noted above, since a key objective of our compensation programs is to enhance stockholder value, our Governance and Compensation Committee establishes incentive compensation to reward company-wide performance by linking cash bonus awards to a specific company financial performance target. In this way, our annual bonus program reinforces this pay-for-performance principle by aligning bonuses with broad-based financial performance. More specifically, 100% of the annual bonus compensation, if any, payable to our Executives depends on reaching pre-established company-wide financial objectives. Prior to the beginning of each year, our Executives propose key financial objectives for the year that are believed to be aggressive, but attainable, targets, and these targets are then evaluated and approved by our Governance and Compensation Committee.
     Under our annual bonus program, each Executive is given a target bonus equal to a fixed percentage of base salary. The target percentage ranges from 30% to 100% of base salary, with the percentage increasing based on job responsibility. The targets generally are reviewed annually by the Committee, and like base salaries, are based on job scope and responsibilities, and position within the company. Weight is given to the bonus percentages of peer companies, with the combination of base salaries and target bonuses compared to peer companies using the information compiled by our Vice President of Human Resources from peer company proxy statements and the Mercer/National Retail Federation Survey.
     For 2009, the target bonus for each Named Executive Officer was as follows:

Target Bonus
Named Executive Officer	(as % of base salary)
Geoffrey A. Eisenberg	100%
Thomas R. Moran	50%
Bruce Edwards	50%
Ronald Japinga	50%
     For 2009, our Chief Executive Officer and our Board thought it important to tie our annual bonus program 100% to the company’s pre-bonus, pre-tax profit (loss), calculated as income (loss) before taxes adjusted to exclude expenses related to the now-settled SEC investigation, gain (loss) from foreign currency translation and bonus potential for all bonus-eligible store, support and distribution center associates. The maximum bonus payout was not to exceed 140% of the target. Our Committee felt that bonuses for 2009 would play an important role in achieving a balance among rewarding talented individuals for achieving agreed-upon results, retaining our management team in anticipation of the company’s long-term growth prospects, and stressing “pay-for-performance” to protect stockholder value. Additionally, when setting the 2009 bonus plan, our Committee believed that motivating associates to achieve a company-wide goal (financial or otherwise), encouraging loyalty, and recruiting and retaining talented individuals were essential to our long-term success.
     Our Governance and Compensation Committee, in consultation with our management, deliberated on whether or not to implement a compensation plan for 2009 that could pay a bonus to all bonus-eligible associates in a year in which we expected a net loss due to continued softness in the economy and in recreational boating, coupled with declining sales over the last couple of years. Our Committee, with the concurrence of our Board, decided that the achievement of improved target levels of financial performance would merit incentive compensation, reasoning as follows:
•	the bonus plan was entirely performance-based and equitable (allocating only 11% of the total bonus potential to our four Named Executive Officers and the remaining 89% to approximately 1,000 bonus-eligible associates);

•	it would reflect efforts of management to further restructure and right-size the company, which would result in long-term benefits to the company; and

•	successful implementation of the 2009 operating plan would be difficult in the current market and economic environment with continued pressures on demand, revenues, margins and costs, and if implemented, the plan would lay a foundation for improvements in profit and stockholder value when the market and economy improves.
     The following table sets forth the range of payouts expressed as a percentage of achievement depending on the actual pre-bonus, pre-tax profit (loss) realized for fiscal 2009 (with the bonus payout capped at 140%):

Pre-Tax Profit (Loss)[1]	Pre-Bonus, Pre-Tax Profit (Loss)[2]	Bonus Payout
($ in Millions)		(as % of target bonus)
(10.0)	(10.0)	None
(10.0)	(8.0)		20%
(10.0)	(5.3)		50%
(8.5)	(2.1)		80%
(7.6)	0		100%
(3.8)	5.0		120%
0	10.0	140	% (maximum)

[1]	Pre-tax profit (loss) is defined as income (loss) before taxes adjusted to exclude expenses related to the now-settled SEC investigation and gain (loss) from foreign currency translation. This information is shown for comparison purposes only and was not used to establish the bonus criteria.

[2]	Pre-bonus, pre-tax profit (loss) is defined as income (loss) before taxes adjusted to exclude expenses related to the now-settled SEC investigation, gain (loss) from foreign currency translation and bonus accrual for all bonus-eligible store, support center and distribution center associates.
     Our performance for 2009 far exceeded our expectations, in part due to management’s successful implementation of the 2009 plan and control of variable expenses. Instead of the anticipated loss for the year, we returned to profitability for the year, realizing net income of $12.4 million. As a result, all bonus-eligible associates, including our Executives, received the 140% maximum bonus potential. For more information related to Mr. Eisenberg’s bonus, see footnote (5) to the “Summary Compensation Table” below.
     For 2010, our Chief Executive Officer and the Board again thought it important to tie our annual bonus program 100% to our pre-bonus, pre-tax profit (loss) (calculated as income (loss) before taxes adjusted to exclude expenses related to gain (loss) from foreign currency translation and bonus potential for all bonus-eligible store, support and distribution center associates), with the maximum bonus payout not to exceed 140% of the target bonus. Again, this structure was viewed as promoting teamwork, focusing efforts from all business channels on our performance, and providing incentive to meet and exceed individual business channel contribution plans.
     Similar to the 2009 bonus plan, bonus will be paid only if we meet or exceed our pre-tax profit “budget” as reflected in the chart below. If the budget is met, bonus-eligible associates will receive a bonus equal to 15% of their bonus potential. Although management and the Board believe this budgeted amount to be appropriate, given the continued softness expected for the industry and the economy in general, a stretch or “target” goal was set as reflected in the chart below which, if met, would pay bonus-eligible associates a bonus equal to 100% of their bonus potential. As a result, as we exceed the budgeted operating pre-tax profit, additional bonus will be allocated based either on our profit (for support center associates) or contribution (for store, port supply and direct associates). In this regard, for each dollar of profit realized above the budgeted operating pre-tax profit, a portion will be added to a “profit bonus pool,” which, in turn, will be allocated based on each associate’s department bonus plan. For example, the support center bonus pool, which includes our Executives, will be allocated to associates based solely on our operating pre-tax profit with each associate receiving the same percentage payout of their target bonus, while the store, port supply and direct bonus pools will be allocated to associates based on meeting and exceeding their relevant contribution plans. No associates will be eligible for bonus if their termination date is prior to the bonus payment date.
     The following table sets forth the range of payouts expressed as a percentage of achievement depending on the actual pre-bonus, pre-tax profit (loss) realized for fiscal 2010 (with the bonus payout capped at 140%):

Pre-Tax Profit (Loss)[1]		Pre-Bonus, Pre-Tax Profit (Loss)[2]	Bonus Payout
($ in Millions)			(as % of target bonus)
Budget	3.0	4.3	15%
	8.0	12.6	54%
	10.0	16.4	75%
Target	12.0	20.5	100%
	16.0	26.5	123%
	18.0	29.9	140%

[1]	Pre- tax profit (loss) is defined as income (loss) before taxes. This information is shown for comparison purposes only and was not used to establish the bonus criteria.

[2]	Pre-bonus, pre-tax profit (loss) is defined as income (loss) before taxes adjusted to exclude expenses related to gain (loss) from foreign currency translation and bonus accruals for all bonus-eligible store, support center and distribution center associates.
     For 2010, the target bonus for each Named Executive Officer is as follows:

Target Bonus
Named Executive Officer	(as % of base salary)
Geoffrey A. Eisenberg	100%
Thomas R. Moran	50%
Bruce Edwards	50%
Ronald Japinga	50%

     Long-Term Equity Incentive Compensation. Our Governance and Compensation Committee views long-term equity-based compensation as a critical component of the overall Executive compensation program. The principal objectives for long-term equity-based compensation are:
•	to strengthen the link among our financial performance, stockholder value and long-term incentive compensation;

•	to promote increased equity ownership by our Executives;

•	to encourage Executive retention through use of multiple-year vesting periods; and

•	to provide competitive levels of total compensation to our Executives.
     In furtherance of these goals, our stockholder-approved equity compensation plan permits a variety of equity awards, and historically we have provided our Executives long-term equity incentive compensation through awards of stock options. A stock option permits the Executive to buy our common stock at a specific price during a specific period of time. If the price of our common stock rises, the options increase in value.
     Our Executives and other management-level associates generally receive stock option awards once each year (typically the first business day in June), and the number of shares awarded is determined by job grade. All stock options for Named Executive Officers are approved by our Governance and Compensation Committee. For other associates (including certain Executives), the Committee approves a range of stock option awards available to be granted based on the associate’s job grade. A committee comprised of our Chief Executive Officer, Chief Financial Officer and Vice President of Human Resources is then authorized to determine the number of stock options granted to these associates within the pre-approved range. Our Governance and Compensation Committee sets the exercise price of each stock option it awards at the average of the high and low price on the grant date set by the Committee. Under the Committee’s formal policy for granting equity awards, regular, annual awards will be granted effective as of the first business day of June, awards to newly-hired associates will be granted effective as of the 10th business day of the calendar month following the associate’s date of hire, and off-cycle grants (for example, due to promotion) will be granted effective as of the third business day following the release of quarterly earnings for the fiscal quarter in which the promotion was made. The policy for granting equity awards has been designed, in part, to avoid questions of whether the timing of the grants is affected by material non-public information.
     From time to time our Governance and Compensation Committee retains a consultant to advise them on whether our long-term equity compensation practices are consistent with market trends. Our Committee last engaged Compensation Venture Group (“CVG”) in 2007 to review our equity compensation practices and levels for Executive positions to determine appropriateness in relation to our peer companies. CVG’s recommendation for stock option awards for our Executives was based on their review of proxy statement data from 15 specialty-retail companies1 that were of similar size to that of our company. In approving stock option awards to our Executives in 2009, our Committee determined that the Executives were performing well in a challenging environment and, therefore, the Committee awarded our Named Executive Officers the following fixed number of stock options using the specific level of awards recommended by CVG in 2007 as a baseline:
Chief Executive Officer: Mr. Eisenberg received an award of 50,000 stock options on June 1, 2009.

Chief Financial Officer: Mr. Moran received an award of 33,000 stock options on June 1, 2009.

Other Named Executive Officers: Messrs. Edwards and Japinga each received an award of stock options on June 1, 2009 for 33,000 shares.

[1]	The specialty-retail companies are as follows: A.C. Moore Arts & Crafts, Inc.; Big 5 Sporting Goods Corp.; Brookstone, Inc.; Buckle, Inc.; Chico’s FAS; Cost Plus, Inc.; Gymboree Corporation; Haverty Furniture Companies, Inc.; Hibbett Sports, Inc.; Pacific Sunwear of California, Inc.; Sport Chalet; The Finish Line, Inc.; Tweeter Home Entertainment Group, Inc.; Restoration Hardware; and Whitehall Jewelers, Inc.

     Stock options awarded to our Executives in 2009 vest over a three-year period, commencing on the one-year anniversary of the grant date, at a rate of 33%, 33% and 34%, respectively and have a term of five years.
     To better link the interests of management and stockholders, our Governance and Compensation Committee has determined that our Executives at the senior vice president level and above should acquire and maintain a significant amount of our equity to ensure that their interests are aligned with those of our stockholders. Our Committee also has acknowledged that the acquisition of our equity should not represent a significant financial burden on these Executives. As a result, our Committee revised our stock ownership goals for these Executives effective on June 1, 2009, to encourage equity ownership as follows: for our Chief Executive Officer, stock with a value of two times his base salary; for Messrs. Edwards and Japinga, as Executive Vice Presidents, stock with a value of one and one- half times their respective base salaries; and for Mr. Moran, as our Chief Financial Officer, and other senior vice presidents, stock with a value of one times their base salary. We also established guidelines for our independent Directors’ ownership of our stock with a value of three times their annual cash retainer (currently $16,000). In meeting their respective ownership goals, our independent Directors are encouraged to retain the awards granted by the company for the period of time the Director serves on the Board, and our Executives are encouraged to retain the following: fifty (50%) of net value of exercised stock options (i.e., net of taxes); 75% of restricted stock awards (net of taxes); and 50% of shares purchased through our Associates Stock Buying Plan.
     Perquisites and Personal Benefits. We provide our Executives with certain perquisites and other personal benefits that our Governance and Compensation Committee believes are reasonable and consistent with our overall executive compensation programs and philosophy. These benefits are provided in order to enable us to attract and retain these Executives. These perquisites and benefits provided to our Executives are reviewed by the Committee at least annually to determine if they are still reasonable and appropriate in our competitive environment.
     In order to help protect an Executive’s family in the event of death, we provide our Executives with additional term life insurance (over the amount generally provided to other management-level associates) ranging from $500,000 for assistant vice presidents to $1,500,000 for Mr. Eisenberg. Although historically we have provided to our Executives a reimbursement of up to $3,000 per year, in the aggregate, for wellness and financial planning assistance, for 2009 and again for 2010, due to the economic challenges, based on the recommendation of management, our Governance and Compensation Committee elected to suspend these above-referenced wellness and financial planning benefits, except in 2009 where an individual submitted receipts for reimbursement prior to the effective date of the suspension on January 23, 2009. We also pay our Executives a “gross-up” payment for the taxes on the income recognized as a result of the additional life insurance we provide. Additionally, on a case-by-case basis, we have paid sign-on bonuses to recruit certain Executives to our organization and have assisted certain Executives with relocations, including temporary housing allowances, transportation allowances and cost of living assistance for home purchases in the Monterey Bay area. These benefits generally are individually negotiated and reflected in the Executives’ respective employment agreements, if any, and the Governance and Compensation Committee must review and approve the terms of these employment agreements for all Named Executive Officers. No sign-on bonuses were paid or relocation costs incurred for any new Executives in 2009.
     The aggregate value of the above-referenced perquisites and personal benefits received by our Named Executive Officers in 2009 was as follows:
     Chief Executive Officer: $6,557 for Mr. Eisenberg.
     Chief Financial Officer: $7,567 for Mr. Moran.
     Other Named Executive Officers: $4,242 and $5,413, respectively, for Messrs. Edwards and Japinga.
     Detail of these perquisites and other personal benefits received by our Named Executive Officers is included in the “Summary Compensation Table” below.
     Our Executives also participate in other employee benefit plans available on a nondiscriminatory basis to other associates, including merchandise discounts, use of company-owned equipment (such as use of the company-leased sailboat, kayaks and other equipment), cash out of up to 40 hours of accrued “paid time off” per year, a stock purchase plan and group health, life and disability coverage. In addition to their paid time off, all store general managers, port supply market team managers, and support center and distribution center associates at a director-level and above, including Executives, who reach 10 years or more of service may elect to take a paid sabbatical equal to six weeks for most such associates and eight weeks for Executives. This sabbatical plan was created by our founder and Chairman of the Board, Randy Repass, to reward associates performing at a superior level, subject to their managers’ approval, and to provide these associates with the opportunity to pursue business-related educational programs or other activities affording them with fresh insights and/or perspectives about improving company operations, and/or allowing them to pursue community service goals, or non-academic goals, including hobbies, family obligations, vacations, etc. Unused sabbaticals may not be exchanged for cash.
     All associates, including our Executives, are permitted to participate in our 401(k) savings plan and may contribute, on a pre-tax basis, up to 5% of annual salary (up to a salary cap of $245,000 for 2009), for which we provide a 33% matching contribution. The maximum amount we would match for any participant in the plan for 2009 was $4,043 (i.e., $245,000 x 5% = 12,250 x 33% = $4,043). Additionally, our Executives and certain other management-level associates are offered participation in our deferred compensation plan, which permits the participants to defer the receipt of income to a future date (e.g., retirement). While we have the discretion to make matching and other contributions to the deferred compensation plan on behalf of participants, we have not made any. We do not provide any other type of retirement benefits to our Executives (i.e., there are no supplemental Executive retirement plans) because they are not typical in the retail industry and in our experience they have not been considered necessary to attract, retain or motivate key executives.
     Severance and Change-in-Control Agreements. In addition to the compensation elements described above, we also provide some of our Executives with severance arrangements, which are described in more detail under the subheading “Other Post-Employment Payments” below. Severance packages are a common characteristic of compensation for key executive officers in the retail industry. They are intended to provide our Executives with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies, we believe that severance agreements are necessary to help us attract and retain necessary skilled and qualified Executives to continue to grow our business.
     The severance and change-in-control agreements for Messrs. Eisenberg, Moran and Japinga were negotiated in arms-length discussions with our Chairman of the Board or our Chief Executive Officer, as applicable, with the advice and consent of our Governance and Compensation Committee. The amounts of these severance benefits were considered as part of the Named Executive Officers’ overall compensation packages and were deemed to be within the range of reasonable severance or change-in-control benefits for executives, based upon our past practices. Only Mr. Eisenberg’s agreement reflected severance benefits in the event of a change in control. Mr. Edwards’ severance pay compensation was set by our former Chief Executive Officer, with the advice and consent of our Governance and Compensation Committee, at a time when we were going through a transition in the senior management team. At that time, all associates at the assistant vice president level or above were given a specific, formula-based severance benefit based on the current salary as follows:

Title	Severance
Assistant Vice Presidents	6 months
Vice Presidents and Regional Vice Presidents	9 months
Senior Vice Presidents	12 months
     The purpose of this benefit was to keep our Executives focused on our overall business without being overly distracted by changes in senior management. However, starting in 2005, severance agreements are no longer a routine component of our compensation packages.
     Additionally, our Governance and Compensation Committee has set a policy that any new severance agreements contain a “mitigation” provision, whereby severance amounts (paid over the severance period rather than in a lump sum) would be reduced by the amount of compensation earned or paid to such former Executive either as a result of new employment or serving as an independent consultant, so that our only continuing obligation would be to pay any shortfall over the remaining severance period. In addition, certain other benefits (such as health benefits) also would be made available over the term of the severance period subject to termination in the event such benefits are made available by the Executive’s subsequent employment.

Governance and Compensation Committee Review of Total Compensation
     We intend to continue our practice of compensating our Executives through programs that emphasize performance-based compensation in order to align management performance and stockholder interests. Our Governance and Compensation Committee reviewed each component of executive compensation for 2009, including salary, annual incentive awards, value of outstanding equity awards (vested and unvested), value of deferred compensation, perquisites and other benefits and believes that the compensation was reasonable in its totality. Our Committee will continue to review total Executive compensation at least annually.
     Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our Named Executive Officers unless certain requirements are met. Since stock option awards generally are designed to meet the requirements for deductibility under Section 162(m), Mr. Eisenberg is the only Named Executive Officer whose annual taxable compensation reasonably might not be fully deductible, and the non-deductible amount would be only a portion of his annual bonus payment. Given the relatively small amount of any potential loss of tax deduction, the company has not sought stockholder approval of the specific performance goals or otherwise taken all of the steps necessary to preserve the company’s tax deduction for Mr. Eisenberg’s bonus.
Governance and Compensation Committee Report on Executive Compensation
     The Governance and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with West Marine’s management, and based on the review and discussions, the Governance and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010.

April 1, 2010	Governance and Compensation Committee
Daniel J. Sweeney, Chairman
David McComas
Barbara L. Rambo
The Governance and Compensation Committee Report set forth above will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate such reports by reference, and such report will not otherwise be deemed to be soliciting materials or to be filed under such Acts.

Named Executive Officers
     Certain information regarding our Named Executive Officers who are not Directors is set forth below.
     Thomas R. Moran, 49, was hired as our Chief Financial Officer, Senior Vice President and Assistant Secretary, effective January 8, 2007. Previously, he served as the Chief Financial Officer of the Wearguard-Crest Division of ARAMARK Corporation, ARAMARK’s work apparel and uniform division, from June 2004 until January 2007. Prior to joining ARAMARK, Mr. Moran was a Director of Finance of Limited Brands, Inc. from 2000 to 2004 and was the Director of Planning for CarMax Auto Superstores from 1995 to 2000. Mr. Moran and his wife enjoy California’s year-round boating season and exploring the sights of the Monterey Bay area.
     Bruce Edwards, 47, is our Executive Vice President of Stores and Port Supply, responsible for the sales and operations of our 335 stores and wholesale divisions. Mr. Edwards joined West Marine in December 1986, and prior to his promotion in June 2007, he has held the positions of Senior Vice President of Stores, Vice President of Retail Operations, Regional Vice President, Director of Store Operations and District Manager for West Marine. Mr. Edwards has been actively involved in the marine industry for more than 20 years, and has been a life long boater, racing sailboats competitively for over 30 years.
     Ronald Japinga, 47, is our Executive Vice President of Merchandising. Prior to his promotion in June 2007, he had served as our Senior Vice President of Merchandising since February 2006. Previously, Mr. Japinga served as Vice President and Divisional Merchandise Manager of Kohl’s Department Stores from 2002 until he joined West Marine in February 2006 and was Vice President and Planning Director at Kohl’s from 2001 to 2002. Prior to joining Kohl’s, he was Vice President/General Merchandise Manager and Director of Stores and Visual Merchandising for Duty Free Shops Group Limited from 2001 to 2006 and was Vice President/Divisional Merchandise Manager for Macy’s Department Stores prior to 2001. Mr. Japinga has been an avid boater since his youth and enjoys taking his powerboat out on the weekends with his wife and children for fishing, waterskiing and basic pleasure boating.
Summary Compensation Table
     The following table sets forth certain information for fiscal years 2009, 2008 and 2007 concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to our Named Executive Officers.

					Restricted
Name and Principal					Stock	Option	All Other
Position	Year	Salary ($)(3)(4)	Bonus ($)(5)		Awards ($)	Awards ($)(8)	Compensation ($)(9)	Total ($)
Geoffrey A. Eisenberg(1)	2009	499,000	598,600		—	93,933	16,153	1,207,686
Chief Executive Officer	2008	518,192	—		—	860,000	28,048	1,406,240
	2007	9,596	—		14,000 (7)	12,228	26,530	62,354

Thomas R. Moran	2009	325,000	227,500		—	61,996	13,817	628,313
Chief Financial Officer	2008	332,692	—		—	95,712	14,327	442,731
	2007	279,923	—		—	418,350	96,130	794,403

Bruce Edwards	2009	360,000	252,000		—	61,996	11,165	685,161
Executive Vice	2008	375,231	—		—	95,712	27,870	498,813
President of Stores and	2007	351,496	20,000	(6)	—	202,960	25,041	599,497
Port Supply

Ronald Japinga(2)	2009	350,000	245,000		—	61,996	12,144	669,140
Executive Vice	2008	363,462	—		—	95,712	12,005	471,179
President of	2007	328,846	—		—	202,960	74,549	606,355
Merchandising

(1)	Mr. Eisenberg became the President and Chief Executive Officer effective on December 10, 2007. Prior to this appointment, Mr. Eisenberg received standard compensation as a non-employee Director in 2007.

(2)	Mr. Japinga was promoted to an executive officer position in June 2007.

(3)	Base salary typically is paid on a 26-pay period cycle, however in 2008, there were 27-pay periods.

(4)	Includes any employee contributions to our 401(k) and non-qualified deferred compensation plans.

(5)	Amounts for 2009 represent a performance bonus for fiscal year 2009 paid in 2010. Mr. Eisenberg elected to contribute $100,000 of his bonus to a new fund that will assist associates in financial distress.

(6)	Represents a $20,000 bonus paid to Mr. Edwards for his promotion to executive vice president.

(7)	This amount represents the aggregate grant date fair value of a restricted stock award granted to Mr. Eisenberg for his service as a non-employee Director in 2007. This amount reflects our accounting expense and does not correspond to the actual value that will be realized by Mr. Eisenberg. For a description of the methodology and assumptions used to determine this amount, see Note 4 to our consolidated financial statements set forth in our annual report on Form 10-K for the fiscal year ended December 29, 2007.

(8)	This column shows the aggregate grant date fair value of stock options granted in each year presented. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by the Named Executive Officers. For a description of the methodology and assumptions used to determine the amounts recognized in 2009, see Note 2 to our consolidated financial statements set forth in our annual report on Form 10-K for the fiscal year ended January 2, 2010 (“2009 Financial Statements”).

(9)	The amounts reported as All Other Compensation for 2009 consist of the following:

				Life Insurance,
			Wellness	Wellness Benefit,	Payout of
		Life	Benefits &	Financial Planning &	Accrued		Deferred
	401(k) Plan	Insurance	Financial	Executive Relocation	Paid-Time-	Severance	Compensation
	Matching	Premiums	Planning	Tax Gross-Up	Off	Payments	Paid Out
Geoffrey A. Eisenberg	$2,026	$3,464	$0	$1,068	$9,596	$0	$0
Thomas R. Moran	1,943	4,094	153	1,377	6,250	0	0
Bruce Edwards	2,026	1,724	0	492	6,923	0	0
Ronald Japinga	2,026	2,604	0	783	6,731	0	0
     Pursuant to his employment agreement entered into on December 10, 2007, Mr. Eisenberg is entitled to receive an annual salary of $499,000, with increases possible following each annual review in accordance with company guidelines for pay increases. Mr. Eisenberg also is eligible annually to receive a bonus with a target amount equal to 100% of his annual salary. His actual bonus will depend upon whether we achieve our financial targets for 2010. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Compensation (Bonus).” In addition, provided he remains employed as our Chief Executive Officer and certain predetermined performance goals have been met, Mr. Eisenberg will receive an award of options to purchase an additional 50,000 shares of our stock in 2010. Pursuant to an amendment to Mr. Eisenberg’s employment agreement, following the expiration of the agreement at the end of its three-year term, or if Mr. Eisenberg is terminated without cause, with respect to any stock options granted to him before his last day of employment with the company, he will have fully earned the right to retain such options, such options will become exercisable as of the date such options otherwise would have become vested (if his employment with the company had not terminated), and his right to exercise the vested stock options will extend for the remaining term of the option. For more information about Mr. Eisenberg’s employment agreement, see “Other Post-Employment Payments” below.
     Messrs. Moran, Japinga and Edwards each have a termination agreement described below. For more information about these severance benefits, see “Severance and Change-in-Control Agreements” above and “Other Post-Employment Payments” below.

Grants of Plan-Based Awards in 2009
     The company provides long-term incentives to our Named Executive Officers through awards under our Equity Incentive Plan. The Equity Incentive Plan provides for various forms of equity-based incentive compensation with respect to our common stock, including stock options, stock appreciation rights, stock bonuses, restricted stock awards and performance units and awards consisting of combinations of such incentives.
     The following table sets forth information regarding stock options granted under our Equity Incentive Plan to our Named Executive Officers during fiscal year 2009. No Named Executive Officer received a grant of restricted stock in 2009:

			Awards of Stock Options	Exercise or Base	Grant Date Fair Value
		Date	Under Equity Incentive Plan	Price of Option	of Stock and Option
Name	Grant Date	Approved(1)	(#Sh)	Awards ($/Sh)	Awards ($)(2)
Geoffrey A. Eisenberg	June 1, 2009	March 18, 2009	50,000	5.795	93,933
Thomas R. Moran	June 1, 2009	March 18, 2009	33,000	5.795	61,996
Bruce Edwards	June 1, 2009	March 18, 2009	33,000	5.795	61,996
Ronald Japinga	June 1, 2009	March 18, 2009	33,000	5.795	61,996

(1)	Our Governance and Compensation Committee met and approved the awards on March 18, 2009, but these awards were made effective as of June 1, 2009 with an exercise price as of the effective date.

(2)	Represents the grant date fair market value of the stock option grant. For a description of the methodology and assumptions used to determine the grant date fair market value, see Note 2 to the 2009 Financial Statements.
     All stock options granted in fiscal year 2009 vest in three equal installments of 33%, 33% and 34%, respectively, of the total award, vesting on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the executive officer’s employment terminates earlier, then except as described below, the stock options will lapse (and become nonexercisable) immediately upon such event. Notwithstanding the foregoing, if Mr. Eisenberg’s employment is terminated without cause, or if he is constructively terminated prior to December 10, 2010, or he resigns his employment within six months following a change in control of West Marine, or his employment agreement expires at the end of its three-year term, then Mr. Eisenberg will nonetheless continue to vest in any outstanding stock options and will be able to exercise such stock options for the balance of the remaining term of the option.
     Under their respective termination agreements, Messrs. Edwards and Japinga each have the right for a period of 15 months to continue to exercise any stock options which were vested on the date of the adverse job change. Under his agreement, Mr. Moran has a right for a period of 90 days following termination to exercise any stock options which were vested on that date.
     Except for the extension of the vesting and exercise period of Mr. Eisenberg’s options in the event of his termination without cause or the expiration of his employment agreement at the end of its three-year term as described above, West Marine made no material modifications to any outstanding equity-based awards during the last fiscal year (e.g., repricing, extension of exercise periods, change of vesting or forfeiture conditions, or change or elimination of applicable performance criteria).

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information regarding stock options and restricted stock awards held by the Named Executive Officers and outstanding as of January 2, 2010.

	Option Awards
	Number of Securities					Restricted Stock Awards
	Underlying						Market
	Unexercised	Number of Securities				Number of	Value of
	Options	Underlying		Option Exercise		Shares That	Shares That
	(#)	Unexercised Options		Price	Option Expiration	Have Not Vested	Have Not
Name	Exercisable	(#) Unexercisable		($)	Date	(#)	Vested ($)
Geoffrey A. Eisenberg(1)		50,000	(2)	5.7950	June 1, 2014
	132,000	268,000	(2)	6.4600	January 15, 2013
	3,000			13.5900	May 10, 2012
	3,000			14.6100	May 4, 2011
	3,000			17.2650	May 11, 2012
	2,000			26.2800	May 12, 2014
	2,000			16.7466	May 7, 2013
	2,000			22.0000	May 3, 2012
	2,000			6.0800	May 10, 2011
	7,500			8.1250	July 27, 2010(4)

Thomas R. Moran		33,000	(2)	5.7950	June 1, 2014
	19,259	39,102	(2)	4.5000	June 2, 2013
	16,500	8,500	(2)	14.8800	June 1, 2012
	25,000	25,000	(3)	16.7200	March 8, 2012

Bruce Edwards		33,000	(2)	5.7950	June 1, 2014
	19,259	39,102	(2)	4.5000	June 2, 2013
	26,400	13,600	(2)	14.8800	June 1, 2012
	17,100	5,700	(3)	14.7000	June 1, 2011
	32,000			16.5800	June 1, 2012
	19,000			29.7000	February 27, 2014
	19,000			16.1100	March 28, 2013
	15,600			17.3030	February 12, 2012
	5,120			4.3750	January 19, 2011(5)
	4,000			8.4688	March 2, 2010

Ronald Japinga		33,000	(2)	5.7950	June 1, 2014
	19,259	39,102	(2)	4.5000	June 2, 2013
	26,400	13,600	(2)	14.8800	June 1, 2012
	37,500	12,500	(3)	15.1150	March 31, 2011

(1)	Includes stock options that were awarded to Mr. Eisenberg for his prior service as a non-employee Director.

(2)	These stock options vest in three installments of 33%, 33% and 34% on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the Named Executive Officer’s employment terminates earlier, then the stock options will lapse (and become unexercisable) immediately upon such event, except that, under the terms of Mr. Eisenberg’s employment agreement dated December 10, 2007, as amended as of November 7, 2008, Mr. Eisenberg will continue to vest in any outstanding stock options and will be able to exercise such stock options for the balance of the remaining term of the option.

(3)	These stock options vest in four equal installments on each anniversary of the grant date. The stock options are exercisable for a period of five years from the date of grant, provided that if the Named Executive Officer’s employment terminates earlier, then the stock options will lapse (and become unexercisable) immediately upon such event.

(4)	Mr. Eisenberg exercised these stock options and sold the underlying shares in March 2010.

(5)	Mr. Edwards exercised 2,000 stock options and sold the underlying shares in March 2010.

Option Exercises and Restricted Stock Vested
     The following table sets forth information related to the exercise of stock options and the vesting of restricted stock during fiscal year 2009.

	Option Awards		Restricted Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Geoffrey A. Eisenberg	—	—	—	—
Thomas R. Moran	—	—	—	—
Bruce Edwards	—	—	2,000 (1)	11,840 (2)
Ronald Japinga	—	—	—	—

(1)	Mr. Edwards was awarded 8,000 restricted shares on June 1, 2005 with vesting to occur in four equal installments, on each anniversary of the grant date, from June 1, 2006 through June 1, 2009.

(2)	Based on a price per share of $5.92 which was the closing share price of our common stock on the NASDAQ Global Market on June 1, 2009, the date the stock vested.
Nonqualified Deferred Compensation
     The following table sets forth information regarding deferrals, earnings and distributions under the West Marine Deferred Compensation Plan for fiscal year 2009 and the deferred compensation account balance as of fiscal year end:

	Executive	Registrant	Aggregate
	contributions in	contributions in	earnings in last	Aggregate	Aggregate balance at
	last fiscal year	last fiscal year	fiscal year	withdrawls/	January 2, 2010
Name	($)	($)	($)	distributions ($)	($)
Geoff Eisenberg	—	—	—	—	—
Thomas R. Moran	—	—	—	—	—
Bruce Edwards	—	—	539	—	126,804
Ronald Japinga	—	—	—	—	—

     Eligible associates may defer the receipt of up to 50% of base salary and up to 100% of bonus and other cash incentive compensation under our deferred compensation plan. West Marine may elect to make matching contributions or other discretionary contributions to the deferred compensation plan but has not done so to date. Amounts deferred under the plan are credited with earnings at market rates, based upon the participant’s choice of investments. The participant may elect to change an investment choice at any time. In 2009, the reference funds for the investments earned the following rates of return:
West Marine, Inc.
Deferred Compensation Plan – 2009 Annual Returns

BlackRock Money Market	0.40%
Western Asset U.S. Government	4.33%
MIST Clarion Global Real Estate	35.12%
Legg Mason Social Awareness	22.84%
T. Rowe Price Large Cap Growth	43.04%
MFS Total Return	18.36%
Janus Aspen Worldwide Growth	37.40%
Harris Oakmark International	55.46%
BlackRock Aggressive Growth	49.24%
Russell 2000 Index Portfolio	26.01%
Dreyfus Developing Leaders	26.04%
MFS MetLife Stock Index	26.01%
     Amounts deferred generally may be distributed as of a particular date selected in advance by the participant, following the participant’s termination of employment or in the event the participant suffers a financial hardship, provided that, for payments made upon a participant’s termination of employment, individuals who are designated as “specified employees” under Section 409A of the Internal Revenue Code generally may not receive payments from the deferred compensation plan for at least six months following such termination from employment.
Other Post-Employment Payments
     The following tables summarize the compensation and benefits each Named Executive Officer would have been entitled to receive under his employment or severance agreements and the terms of the perquisites if his employment with West Marine had terminated as of January 2, 2010. The tables do not include amounts payable under the deferred compensation plan, the 401(k) plan or the employee benefit plans in which associates are eligible to participate on a non-discriminatory basis (e.g., stock purchase plan, group health, group term life, accidental death and disability and long-term disability).

Mr. Eisenberg:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$499,000	—	$499,000	$124,750
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	13,644	—	13,644	—
Life insurance proceeds	—	—	—	—	1,500,000
Accrued vacation pay	$23,031	23,031	$23,031	23,031	23,031
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$23,031	$535,675	$23,031	$535,675	$1,647,781

(1)    Severance is paid in substantially equal amounts over 12 months, except that, under the terms of his employment agreement in the event salary continuation exceeds the limit under Section 409A of the Internal Revenue Code then salary continuation will be paid up to the limit and remaining salary continuation payments will be made following a six-month suspension of such payments.

Mr. Moran:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$325,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	—	—	—	—
Life insurance proceeds	—	—	—	—	$750,000
Accrued vacation pay	$27,000	27,000	$27,000	$27,000	27,000
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$27,000	$352,000	$27,000	$27,000	$777,000

(1)	Severance is paid in substantially equal amounts over 12 months.

Mr. Edwards:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$360,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	6,763	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$40,967	40,967	$40,967	$40,967	40,967
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$40,967	$407,730	$40,967	$40,967	$1,040,967

(1)	Severance is paid in substantially equal amounts over 12 months.
Mr. Japinga:

		Involuntary (Not
Executive Benefit and		for Cause or
Payments Upon	Voluntary	Constructive)	For Cause	Change in
Termination	Termination	Termination	Termination	Control	Death
Compensation:
Base Salary (1)	—	$350,000	—	—	—
Short-term incentive (100% of base salary)	—	—	—	—	—
Stock option vesting	—	—	—	—	—
Restricted stock vesting	—	—	—	—	—
Benefits and Perquisites:
Post-termination health care	—	8,989	—	—	—
Life insurance proceeds	—	—	—	—	$1,000,000
Accrued vacation pay	$25,200	25,200	$25,200	$25,200	25,200
Other perquisites	—	—	—	—	—
Tax gross-up	—	—	—	—	—
Total:	$25,200	$384,189	$25,200	$25,200	$1,025,200

(1)	Severance is paid in substantially equal amounts over 12 months.

     West Marine has agreed to pay Mr. Eisenberg severance benefits in the event his employment is involuntarily terminated. If Mr. Eisenberg’s employment is terminated without cause, or if he is constructively terminated prior to December 10, 2010, or he resigns within six months following a change in control of West Marine, then he will be entitled to receive a severance payment equal to 12 months of his base salary, to receive a prorated bonus for the year in which his employment is terminated, and to have the company continue to pay the premiums to continue Mr. Eisenberg’s health insurance coverage under COBRA until the earlier of 12 months or when he becomes eligible for coverage under another employer’s group health insurance plan. Under the terms of his employment agreement, however, if his salary continuation exceeds the limit under Section 409A of the Internal Revenue Code, then his salary continuation will be paid up to such limit with the balance paid following a six-month suspension.
     Following the expiration of his employment agreement at the end of its three-year term, or if Mr. Eisenberg is terminated without cause, with respect to any stock options granted to him before his last day of employment with West Marine, he will have fully earned the right to retain such options, such options will become exercisable as of the date such options otherwise would have become vested (if his employment with the company had not terminated), and his right to exercise the vested stock options will extend for the remaining term of the option. Additionally, if West Marine experiences a change of control during the term of Mr. Eisenberg’s employment as Chief Executive Officer, all of his outstanding unvested stock options will become fully-vested and exercisable immediately prior to consummation of the change of control. A “change of control” means any transaction or series of related transactions that results in the direct or indirect transfer to one or more persons or entities of more than 50% of the aggregate voting power of all classes of equity securities of West Marine, except if such person or entity is (a) a subsidiary or parent of West Marine; (b) West Marine’s equity-based incentive compensation plan; (c) an entity formed to hold West Marine’s common equity securities, provided the owners of such entity, on the date such entity became the holder of West Marine’s common equity securities, are comprised of substantially all of the equity owners of West Marine immediately prior to that date; or (d) Mr. Repass or an entity controlled by Mr. Repass’ family.
     Per the terms of his employment agreement dated December 8, 2006, as amended on September 27, 2007, West Marine has agreed to pay Mr. Moran severance benefits in the event his employment is terminated without cause or if his employment is constructively terminated. In such event, in addition to accrued wages (such as base salary and accrued paid time off through the date of termination), he will be entitled to severance pay equal to 12 months of his base salary, payable over the 12-month period following the date of termination, and if the termination occurs during the second half of West Marine’s fiscal year, a prorated bonus for the year in which his employment is terminated. No severance benefits are payable if Mr. Moran’s employment is terminated voluntarily, as a result of his death or disability, or if West Marine terminates his employment for cause. Additionally, Mr. Moran’s agreement, as amended, contains a “mitigation” provision, whereby severance amounts will be reduced by the amount of compensation earned or paid to him either as a result of new employment or serving as an independent consultant, and health benefits also would be terminated in the event such benefits are made available by his subsequent employment. Mr. Moran will be able to continue to exercise for a period of 90 days any stock options which were vested on the date of his termination.
     In September 2004, West Marine entered into an executive termination and compensation agreement with Mr. Edwards that provides Mr. Edwards with special rights if he is subjected to an adverse job change for reasons other than cause, death or disability. An adverse job change consists of a substantial reduction in Mr. Edwards’ job responsibilities, title, position or full-time employment. Under the agreement, if the adverse job change occurred in the second half of the West Marine’s fiscal year, Mr. Edwards will be entitled to a prorated bonus for the year that included the adverse job change. In addition, for a period of one year following an adverse job change, Mr. Edwards will be entitled to receive his base salary and group health insurance benefits, and he will be able to continue to exercise any stock options which were vested on the date of the adverse job change for a period of 15 months following the date thereof.
     In February 2006, West Marine entered into an executive termination and compensation agreement with Mr. Japinga that provides Mr. Japinga with severance benefits if his employment is terminated for reasons other than cause, death or disability. Under the agreement, Mr. Japinga will receive his base salary for 12 months, and if the termination occurs in the second half of the West Marine’s fiscal year, Mr. Japinga will be entitled to a prorated bonus for the year in which the termination occurs. In addition, for a period of one year following such termination, Mr. Japinga will be entitled to receive group health insurance benefits for 12 months (unless he obtains alternate employment that provides for health benefits) and will be able to continue to exercise any stock options which were vested on the date of termination for a period of 15 months following the date thereof.
Director Compensation
     The following table sets forth certain information for fiscal year 2009, concerning the compensation for services in all capacities to West Marine and its subsidiaries earned by, awarded to, or paid to Mr. Repass and Directors who are not employees of West Marine.

	Fees Earned		Option
	or Paid in	Stock Awards	Awards	All Other
Name	Cash ($)	($)(2)	($)(2)	Compensation ($)	Total ($)
Randolph K. Repass(1)	10,161	—	—	—	10,161
David McComas	39,875	19,970	—	—	59,845
Barbara L. Rambo	43,000	14,000	5,410	—	62,410
Alice Richter	49,250	19,970	—	—	69,220
Peter Roy	43,000	14,000	5,410	—	62,410
Daniel J. Sweeney, Ph.D.	46,750	14,000	5,410	—	66,160
William U. Westerfield	49,250	14,000	5,410	—	68,660

(1)	Mr. Repass agreed to forego his base salary of $100,000 in fiscal year 2009. This amount represents the amount paid to Mr. Repass prior to his agreement to forgo his 2009 salary, of which $5,517 was donated by Mr. Repass to a charitable organization and the balance used to cover his share of health and dental benefit contributions and taxes incurred in 2009.

(2)	This column shows the aggregate grant date fair value of restricted stock awards and stock options granted in 2009 to our non-employee Directors. These amounts are used to calculate accounting expense and do not necessarily represent the actual value that will be realized by our non-employee Directors. For a description of the methodology and assumptions used to determine the amounts recognized in 2009, see Note 2 to our 2009 Financial Statements.

     The following table sets forth information regarding stock options and restricted stock awards held by West Marine Directors other than Geoff Eisenberg and outstanding as of January 2, 2010:

	Option Awards
	Number of	Number of
	Securities	Securities			Restricted Stock Awards
	Underlying	Underlying			Number of	Market Value
	Unexercised	Unexercised			Shares That	of Shares
	Options	Options	Option Exercise		Have Not	That Have
	(#)	(#)	Price	Option Expiration	Vested	Not Vested
Name	Exercisable	Nonexercisable	($)	Date	(#)	($)
Randolph K. Repass	—	—	—	—	—	—

David McComas	—	—	—	—	2,005	16,160
	3,000		17.2650	May 11, 2015
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011
	2,000		8.6250	May 10, 2010

Barbara L. Rambo	3,000	—	5.9700	May 20,2014	1,005	8,100
	4,500		5.7700	October 14, 2013

Alice Richter	—	—	—	—	2,005	16,160

Peter Roy	3,000	—	5.9700	May 20,2014	1,005	8,100
	3,000		14.6100	May 4, 2011
	3,000		17.2650	May 11, 2015
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011(1)

Daniel J. Sweeney,	3,000	—	5.9700	May 20, 2014	1,005	8,100
Ph.D.	3,000		4.6200	May 21, 2013
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012
	2,000		6.0800	May 10, 2011

William U. Westerfield	3,000	—	5.9700	May 20, 2014	1,005	8,100
	3,000		4.6200	May 21, 2013
	3,000		13.5900	May 10, 2012
	3,000		14.6100	May 4, 2011
	2,000		26.2800	May 12, 2014
	2,000		16.7466	May 7, 2013
	2,000		22.0000	May 3, 2012

(1)	Mr. Roy exercised these stock options in March 2010.
Non-employee Directors are paid fees of:
•	$2,000 for each Board meeting attended, payable on the meeting date;

•	$16,000 as an annual cash retainer, payable quarterly; and

•	$8,000 in the form of West Marine common stock and $6,000 of restricted stock granted under the Equity Incentive Plan, payable as of each annual meeting of stockholders. The $6,000 of restricted stock vests one year after the date it is granted.
     In addition, following each annual meeting of stockholders, each independent Director, if nominated for re-election and so elected by stockholders, receives a grant of, at their election, either an option exercisable for 3,000 shares of common stock or 1,000 shares of restricted stock. However, following the first annual meeting at which a Director is nominated for election and so elected by stockholders, such a Director instead receives a grant of, at their election, either an option exercisable for 4,500 shares of common stock or an award of 1,500 shares of restricted stock. The options are granted with an exercise price equal to the fair market value of West Marine’s common stock on the grant date, and the options will become exercisable six months following the date of the award. All restricted shares vest one year after the grant date. Our Board generally expects that Directors will hold the shares received as restricted stock grants until such time as they resign from, determine not to stand for re-election to or are not nominated for re-election to the Board.
     Ms. Richter, our Audit Committee Chair and financial expert, receives an additional annual retainer of $17,000. Mr. Westerfield, who is not seeking re-election at the Annual Meeting, will receive a pro-rated portion of the additional annual retainer of $17,000 through the May 19, 2010 Audit Committee meeting. The remaining members of the Audit Committee, Mr. Roy and Ms. Rambo, if elected to the Board and re-appointed to the Audit Committee, each will receive an additional annual retainer of $12,000. Dr. Sweeney, who is the current Chair of our Governance and Compensation Committee, is not seeking re-election at the Annual Meeting, and so he will receive a pro-rated portion of the additional annual retainer of $15,000 through the May 19, 2010 Governance and Compensation Committee meeting. Ms Rambo, if re-elected to the Board and appointed as the new Governance and Compensation Committee Chair, will receive an additional annual retainer of $15,000, and each other member of the Governance and Compensation Committee will continue to receive an additional annual retainer of $9,500.
     All independent Directors will continue to be reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to their service on the Board. In addition, all Directors will be reimbursed for Board continuing education course fees up to $5,000 per annum. Due to economic challenges, based on our Chief Executive Officer’s recommendation, our Governance and Compensation Committee suspended this reimbursement beginning in 2008 and continuing through 2010.
     Directors who are associates of West Marine do not receive any compensation for serving on the Board of Directors.
     Our Chairman of the Board, Randolph K. Repass, had a base salary in fiscal year 2009 of $100,000. However, Mr. Repass agreed to forego the remainder of his $100,000 base salary for fiscal year 2009 after having been paid $10,161. Mr. Repass donated $5,517 of this amount to Earthshare, a charitable organization supporting a healthy and sustainable environment, and the balance was used to cover his share of health and dental benefit contributions and taxes incurred in 2009. Mr. Repass has also subsequently agreed to forego his 2010 base salary of $100,000. Mr. Repass currently beneficially owns 7,303,813 shares or approximately 32.7% of our outstanding common stock. Mr. Repass has not been granted any stock options since our initial public offering in 1993 and receives no bonus.

EQUITY COMPENSATION PLAN INFORMATION
     The following table summarizes information about West Marine’s equity compensation plans as of January 2, 2010. All outstanding awards relate to West Marine’s common stock.

(c)
Number of securities
	(a)	(b)	remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under equity
	issued upon exercise of	price of outstanding	compensation plans
	outstanding options,	options, warrants and	(excluding securities reflected
Plan category	warrants and rights (#)	rights ($)	in column (a)) (#)
Equity compensation plans/arrangements approved by securityholders	3,636,572 (1)	$11.37 (1)	626,697 (2)

Equity compensation plans/arrangements not approved by securityholders	- 0 -	- 0 -	- 0 -

(1)	Pertains to stock options outstanding under the Equity Incentive Plan. Does not include 7,025 shares of restricted stock issued under the Equity Incentive Plan. Also does not include purchase rights accruing under the Associates Stock Buying Plan as the number of shares issuable and the exercise price under that plan will not be determinable until the end of the current offering period, April 30, 2010.

(2)	Includes 626,697 shares of common stock reserved for future issuance under the Equity Incentive Plan. Does not include 759,046 shares of common stock currently reserved for issuance under the Associates Stock Buying Plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table indicates, as to (i) each person who is known to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each Director and Director nominee, (iii) each Named Executive Officer and (iv) all Directors and executive officers at January 2, 2010 as a group, the number of shares and percentage of common stock beneficially owned as of March 22, 2010. As of the close of business on March 22, 2010, there were outstanding 22,350,829 shares of common stock of West Marine.

	Common Stock
	Beneficially Owned
	as of March 22, 2010(1)
Beneficial Owner	Number of Shares		Percent
Randolph K. Repass	7,303,813	(2)	32.7%

Geoffrey A. Eisenberg	928,299	(3)	4.2%
Thomas R. Moran	166,361	(4)	*
Bruce Edwards	256,059	(4)	*
Ronald Japinga	192,400	(4)	*

David McComas	35,697	(5)	*
Barbara L. Rambo	12,270	(5)	*
Alice M. Richter	15,295	(5)	*
Peter Roy	49,317	(5)	*
Daniel J. Sweeney	20,784	(5)	*
William U. Westerfield	19,005	(5)	*
All Directors and executive officers as a group (10 persons)	8,999,299	(6)	40.3%

Franklin Resources, Inc.	3,733,946	(7)	16.7%

Dimensional Fund Advisors, LP	1,756,670	(8)	7.9%

Royce Associates, LLC	1,581,182	(9)	7.1%

*	Less than one percent.

(1)	Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable.

(2)	The address of Mr. Repass is 500 Westridge Drive, Watsonville, California 95076-4100.

Includes 254,600 shares held by Mr. Repass’ wife, 30,500 shares held by Mr. Repass’ minor son, 26,000 shares held in trust for the benefit of Mr. Repass’ grandchildren and 185,900 shares held by the Repass-Rodgers Family Foundation Inc. Mr. Repass has sole voting and dispositive power with respect to 6,049,213 shares and is deemed to have shared voting and dispositive power with respect to 254,600 shares. Mr. Repass disclaims beneficial ownership of all shares attributed to his spouse and all shares held by the Repass-Rodgers Family Foundation. The beneficial ownership reported includes 1,000,000 shares held by the Randolph K. Repass 2009 Grantor Retained Annuity Trust dated July 2, 2009, and 1,000,000 shares held by the Randolph K. Repass 2010 Grantor Retained Annuity Trust dated March 23, 2010. Although Mr. Repass retains a limited pecuniary interest in the shares held by the two Grantor Retained Annuity Trusts, Mr. Repass retains sole investment control over the shares in such trusts and his brother, as co-trustee, has sole voting power over the shares.

(3)	Includes stock options exercisable within 60 days to purchase 467,000 shares. Also includes 10,640 shares held by Mr. Eisenberg’s children.

(4)	Includes stock options exercisable within 60 days to purchase shares as follows: Thomas R. Moran, 166,361 shares; Bruce Edwards, 248,881; and Ronald Japinga, 181,361 shares.

(5)	Includes stock options exercisable within 60 days to purchase shares as follows: David McComas, 13,000 shares; Barbara L. Rambo, 7,500; Alice M. Richter, 0 shares; Peter Roy, 17,000 shares; Daniel J. Sweeney, 14,000 shares; and William Westerfield, 18,000 shares. Includes restricted stock that vest on May 20, 2010 as follows: David McComas, 2,005 shares; Barbara L. Rambo, 1,005; Alice M. Richter, 2,005 shares; Peter Roy, 1,005 shares; Daniel J. Sweeney, 1,005 shares; and William Westerfield, 1,005 shares.

(6)	Includes stock options exercisable within 60 days to purchase 1,133,103 shares.

(7)	The information contained in the table and this footnote with respect to Franklin Resources, Inc. is based solely on a statement on Schedule 13G/A filed January 28, 2010 reporting beneficial ownership as of December 31, 2009 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., Franklin Templeton Investments Corp. and Franklin Advisory Services, LLC to the effect that (a) each (directly or indirectly) has dispositive and voting power over all these shares and (b) these shares are held by investment companies or other managed accounts which are advised by subsidiaries of Franklin Resources, Inc. pursuant to investment management contracts which grant to such subsidiaries all investment and voting power over these shares. The business address for Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. is One Franklin Parkway, San Mateo, California 94403-1906. The business address for Franklin Templeton Investments Corp. is 200 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 3T4 and the business address for Franklin Advisory Services, LLC is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024-2938.

(8)	The information contained in the table and this footnote with respect to Dimensional Fund Advisors LP is based solely on a statement on Schedule 13G/A filed February 8, 2010 reporting beneficial ownership as of December 31, 2009 by Dimensional Fund Advisors LP to the effect that (a) it has sole dispositive power over all of these shares and (b) it has sole voting power over 1,707,576 of these shares. The business address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)	The information contained in the table and this footnote with respect to Royce & Associates, LLC is based solely on a statement on Schedule 13G/A filed January 26, 2010 reporting beneficial ownership as of December 31, 2009 by Royce & Associates, LLC to the effect that it has sole dispositive and voting power over all of these shares. The business address for Royce & Associates, LLC is 745 Fifth Avenue, New York, New York 10151.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and Directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of West Marine common stock with the Securities and Exchange Commission. Executive officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish West Marine with copies of all Section 16(a) forms they file.
     Based solely on a review of copies of such reports received by West Marine, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the period from January 4, 2009 to January 2, 2010, our executive officers, Directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a).
CERTAIN TRANSACTIONS
     Since February 2002, West Marine has leased its store in Palo Alto, California from a trust, for which Randolph K. Repass is the trustee. Prior to that, West Marine leased its Palo Alto store directly from Randolph K. Repass. West Marine also leases its store in New Bedford, Massachusetts from a corporation of which Mr. Repass’ brother is the President and his father is a member of the board of directors and a major stockholder. In addition, West Marine leases its Watsonville, California support center and its stores in Santa Cruz, California and Braintree, Massachusetts from three partnerships. Mr. Repass is a general partner of each such partnership and, together with certain members of his family, owns substantially all of the partnership interests in such partnerships. Geoffrey A. Eisenberg is a 7.5% limited partner in the two partnerships from which West Marine leases its Watsonville, California support center and its store in Santa Cruz, California. Pursuant to these leases, West Marine paid rent to Mr. Repass and such corporation and partnerships, as applicable, during fiscal years 2009, 2008 and 2007 in the aggregate amounts of approximately $1.6 million, $1.9 million and $1.9 million, respectively.
     At the time these leases were entered into by West Marine, management had determined that the leases were negotiated at arm’s length and, using comparative information, were entered into at terms favorable to West Marine. However, in light of the softening economy in February 2009, we engaged an independent real estate broker to re-negotiate the rental rates at the Watsonville Support Center at arm’s length with the property management firm representing the partnership in which Messrs. Repass and Eisenberg own substantially all of the interests. For comparison purposes, an alternate site was considered, but was not considered comparable to the Watsonville facility. On July 29, 2009, West Marine and Watsonville Freeholders entered into a fourth amendment to the lease, pursuant to which the term of the lease was extended through October 31, 2016 and the base rent was reduced, resulting in an aggregate savings over the lease term, as extended, of $1.3 million (net of brokerage fees). This fourth amendment further provided us with three additional separate and successive five-year options to extend the term of the lease following the October 31, 2016 expiration date, at the then fair market value for space that is substantially similar in type, size and quality to that of the original space. All other terms of the lease remained unchanged.
     The transactions described above have been reviewed and approved by our Audit Committee in accordance with West Marine’s written related party transaction policy which provides that any transaction between West Marine and a related person (other than compensation arrangements with directors and executive officers, which, in any case, are approved by the Governance and Compensation Committee) may only be entered into when the Audit Committee, the Board of Directors or, if management determines it is not practicable to wait until the next scheduled meeting, the Chair of the Audit Committee determines that the transaction in question is in, or is not inconsistent with, the best interests of West Marine and its stockholders. If the Chair of the Audit Committee acts under the policy, the Chair must report any interim approvals at the next scheduled meeting of the Audit Committee or Board of Directors, as the case may be. To date, the Chair of the Audit Committee has not been asked to provide interim approval of any transaction under the policy.

SELECTION OF INDEPENDENT AUDITORS
(Proposal No. 2)
     The Audit Committee has selected, and approved the engagement of, Grant Thornton LLP, independent registered public accounting firm, as West Marine’s independent auditors for fiscal year 2010. Although stockholder ratification of the Audit Committee’s action in this respect is not required, the Audit Committee considers it desirable for stockholders to ratify its selection, subject to the review, oversight and discretion of the Audit Committee. If the stockholders do not ratify the selection of Grant Thornton LLP, the engagement of independent auditors will be reevaluated by the Audit Committee.
     Ratification of the selection of Grant Thornton LLP shall be effective upon receiving the affirmative vote of the holders of a majority of the voting power of West Marine’s common stock present or represented by proxy and entitled to vote at the Annual Meeting.
     A representative of Grant Thornton LLP will be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF GRANT THORNTON LLP AS INDEPENDENT AUDITORS.
OTHER MATTERS
     As of the date of this Proxy Statement, management does not know of any other matters to be considered at the Annual Meeting. If any other matters do properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their best judgment, and the discretionary authority to do so is included in the proxy.
ANNUAL REPORT ON FORM 10-K
     We will provide upon request and without charge to each stockholder receiving this Proxy Statement a copy of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010, including the financial statements included therein. Copies can be obtained by writing to the Secretary, West Marine, Inc., 500 Westridge Drive, Watsonville, California 95076.
STOCKHOLDER PROPOSALS
     We anticipate that the 2011 Annual Meeting of Stockholders will be held in May 2011. Any stockholders who intend to present proposals at the 2010 Annual Meeting, and who wish to have such proposals included in the proxy statement for the 2011 Annual Meeting, must ensure that the Secretary of West Marine receives such proposals no later than December 2, 2010. Such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission in order to be eligible for inclusion in our 2011 proxy materials. Proposals should be addressed to West Marine at 500 Westridge Drive, Watsonville, California 95076-4100, Attention: Secretary. Any stockholder proposals that a stockholder intends to present at the 2011 Annual Meeting, other than through the inclusion in the proxy materials, should be received at least 30 (but not more than 60) days prior to the scheduled date of the 2011 Annual Meeting. Any stockholder wishing to submit a proposal at the 2011 Annual Meeting should contact the Secretary of West Marine after March 1, 2011 to obtain the actual meeting date and proposal deadlines.
COST OF SOLICITATION
     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by West Marine.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This proxy statement includes “forward-looking statements,” including statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including those set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 2, 2010. Except as required by applicable law, we assume no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.
By Order of the Board of Directors
/s/ Pamela J. Fields
Pamela J. Fields, Esq.
Secretary
Watsonville, California
April 8, 2010

Annex A

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Pacific Time, on May 19, 2010.

Vote by Internet · Log on to the Internet and go to www.envisionreports.com/WMAR · Follow the steps outlined on the secured website.

Vote by telephone · Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	· Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. To elect six directors:	For	Withhold		For	Withhold		For	Withhold

01 - Randolph K. Repass	☐	☐	02 - Geoffrey A. Eisenberg	☐	☐	03 - David McComas	☐	☐

04 - Barbara L. Rambo	☐	☐	05 - Alice M. Richter	☐	☐	06 - Peter Roy	☐	☐

		For	Against	Abstain

2.	To ratify the selection of Grant Thornton LLP, independent registered public accounting firm, as the independent auditors for the fiscal year ending January 1, 2011.	☐	☐	☐

3.	To transact such other business as may properly come before the Annual Meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below
The signature should correspond exactly with the name appearing on the certificate evidencing your Common Stock. If more than one name appears, all should sign. Joint owners should each sign personally.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

61A V
                  0161BA

        IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — West Marine, Inc.

PROXY FOR 2010 ANNUAL MEETING OF STOCKHOLDERS — MAY 20, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Randolph K. Repass and Geoffrey A. Eisenberg, or either of them, each with power of substitution, as proxies of the undersigned, to attend the 2010 Annual Meeting of Stockholders of WEST MARINE, INC. to be held at the Company’s office located at 500 Westridge Drive, Watsonville, California, on May 20, 2010, at 10:30 a.m., Pacific Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the matters set forth on the reverse side, and upon such other business as may properly come before such meeting and any adjournment or postponement thereof.
This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of all of the director nominees listed on the reverse side, FOR ratification of the selection of Grant Thornton LLP as the independent auditors for the fiscal year ending January 1, 2011, and, in the discretion of the proxy holder(s), on any matter that may properly come before the Annual Meeting or any adjournment or postponement thereof.
STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
(Continued and to be voted on reverse side.)